Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-216316

PROSPECTUS SUPPLEMENT
BABCOCK & WILCOX ENTERPRISES, INC.
The Harris Building
13024 Ballantyne Corporate Place
Suite 700
Charlotte, North Carolina 28777
Common Stock, par value $0.01 per share
Subscription Rights to Purchase up to
124,256,280 Shares of Common Stock at $2.00 per Share
___________________________

Babcock & Wilcox Enterprises, Inc. (“B&W,” which is also referred to in this prospectus supplement as “we,” “our,” or the “Company”) is a leading technology-based provider of advanced fossil and renewable power generation and environmental equipment that includes a broad suite of boiler products, environmental systems, and services for power and industrial uses. On March 19, 2018 (the “Rights Distribution Date”), we distributed (the “Rights Distribution”) to holders of our common stock, par value $0.01 per share (the “Common Shares”), one nontransferable subscription right (a “Right”) to purchase Common Shares (the “Rights Offering”) for each Common Share held as of 5:00 p.m., New York City time, on March 15, 2018 (the “Rights Distribution Record Date”), and mailed subscription materials, including a prospectus supplement and rights certificates, to holders of our Common Shares as of the Rights Distribution Record Date. On April 10, 2018, we announced that we were extending the expiration date for the Rights Offering and amending certain other terms regarding the Rights Offering.
This prospectus supplement describes the amended terms of the Rights Offering and amends and restates in its entirety the prior prospectus supplement dated March 19, 2018.
On the Rights Distribution Date, we issued a total of 44,377,243 Rights. Each Right now entitles the holder to purchase 2.8 Common Shares at a subscription price of $2.00 per Common Share (the “Subscription Price”), which is equal to an approximate 27.6% discount to the trading day volume weighted average trading price of our Common Shares on April 10, 2018. We will not issue any fractional Common Shares in the Rights Offering and exercises of Rights will be rounded down to the nearest whole Common Share. You will not be entitled to exercise an oversubscription privilege to purchase additional Common Shares that may remain unsubscribed as a result of any unexercised Rights.
The Rights Offering will now expire at 5:00 p.m., New York City time, on April 30, 2018, unless we extend it, with the length of such extension to be determined by us in our sole discretion. Holders may revoke their election to exercise their Rights at any time on or before 5:00 p.m., New York City time, on April 27, 2018. Holders of Rights who exercised their Rights on or before April 10, 2018 must complete and submit a new rights certificate in order to participate in the Rights Offering. Any amounts previously submitted by such holders to cover the applicable Subscription Price will be returned.
Vintage Capital Management, LLC (“Vintage”), a significant shareholder of the Company, will serve as a backstop purchaser and will be entitled to purchase any unsubscribed shares at the Subscription Price. Vintage will also be entitled to exercise its subscription privilege. Vintage will not receive any fee for acting as backstop purchaser. The commitment of Vintage is subject to the satisfaction of certain conditions. See “The Rights Offering – Backstop Purchaser.” Vintage beneficially owned 6,600,000 Common Shares, or approximately 14.9% of our outstanding Common Shares, as of the Rights Distribution Record Date.
No vote of B&W’s shareholders is being sought in connection with the Rights Offering. See “The Rights Offering – Financial Viability Exception.” No action is required of you to receive your Rights.
Neither we nor our board of directors has made any recommendation as to whether you should exercise your Rights, although directors and executive officers may exercise their Rights in their individual capacities. You are urged to carefully review the subscription materials we will provide and consult with your own legal and financial advisors in deciding whether or not to exercise the Rights.

Our Common Shares trade on the New York Stock Exchange under the symbol “BW”. We do not expect to list the Rights on the New York Stock Exchange as the Rights are nontransferable.
In reviewing this prospectus supplement, you should carefully consider the matters described under the caption “Risk Factors” beginning on page S-11.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or has passed upon the adequacy or accuracy of this prospectus supplement as truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is April 11, 2018.

Prospectus Supplement
ABOUT THIS PROSPECTUS SUPPLEMENT    S-1
WHERE YOU CAN FIND MORE INFORMATION     S-1
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE     S-1
SUMMARY     S-3
RISK FACTORS     S-11
CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS     S-14
THE RIGHTS OFFERING     S-15
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE RIGHTS DISTRIBUTION
AND THE RIGHTS OFFERING     S-25
USE OF PROCEEDS FROM THE RIGHTS OFFERING     S-29
PLAN OF DISTRIBUTION     S-30
LEGAL MATTERS     S-31
EXPERTS     S-31

Prospectus

ABOUT THIS PROSPECTUS     1
WHERE YOU CAN FIND MORE INFORMATION     1
INFORMATION WE INCORPORATE BY REFERENCE     1
THE COMPANY     3
RISK FACTORS     4
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS     4
USE OF PROCEEDS     6
RATIO OF EARNINGS TO FIXED CHARGES     6
DESCRIPTION OF CAPITAL STOCK     7
DESCRIPTION OF DEPOSITARY SHARES     12
DESCRIPTION OF WARRANTS     14
DESCRIPTION OF SUBSCRIPTION RIGHTS     17
DESCRIPTION OF DEBT SECURITIES     18
DESCRIPTION OF PURCHASE CONTRACTS     27
DESCRIPTION OF UNITS     27
PLAN OF DISTRIBUTION     28
LEGAL MATTERS     31
EXPERTS     31

ABOUT THIS PROSPECTUS SUPPLEMENT
Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus supplement to “B&W,” the “Company,” “we,” “us,” “our,” or similar references, mean Babcock & Wilcox Enterprises, Inc.
You should rely only on the information contained in or incorporated by reference into this prospectus supplement. We have not authorized any person to provide information other than that provided in this prospectus supplement and the documents incorporated by reference. You should assume that the information appearing in this prospectus supplement is accurate only as of the date on its cover page and that any information previously filed with the Securities and Exchange Commission (the “SEC”) that is incorporated by reference is accurate only as of the date such document is incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates.
WHERE YOU CAN FIND MORE INFORMATION
This prospectus supplement is a part of a registration statement we have filed with the SEC under the Securities Act of 1933, as amended (the “Securities Act”). As permitted by SEC rules, this prospectus supplement does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, exhibits and schedules for more information about us and the securities. The registration statement, exhibits and schedules are available through the SEC’s website or at its Public Reference Room, as discussed below.
We are required to comply with the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance with those requirements, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC’s toll-free number at 1-800-SEC-0330 for further information about the Public Reference Room. Our SEC filings are also available to the public from the SEC’s website at www.sec.gov and can be found by searching the EDGAR archives on the website. In addition, our SEC filings and other information about us may also be obtained from our website at www.babcock.com, although information on our website is not incorporated by reference into and does not constitute a part of this prospectus supplement. Our Common Shares are listed on the New York Stock Exchange under the symbol “BW” and you can read and inspect our filings at the offices of the New York Stock Exchange at 11 Wall Street, New York, New York, 10005.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The SEC allows us to “incorporate by reference” information into this prospectus supplement, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is an important part of this prospectus supplement, and is deemed to be part of this prospectus supplement except for any information superseded by this prospectus supplement or any other document incorporated by reference into this prospectus supplement. Any statement, including financial statements, contained in our Annual Report on Form 10-K for the year ended December 31, 2017, shall be deemed to be modified or superseded to the extent that a statement, including financial statements, contained in this prospectus supplement or in any other later incorporated document modifies or supersedes that statement.
We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering described herein (other than any filing or portion thereof that is furnished, rather than filed, under applicable SEC rules):

•	our Annual Report on Form 10-K for the year ended December 31, 2017, filed on March 1, 2018 (the “10-K”), as amended by Amendment No. 1 to the 10-K on Form 10-K/A, filed on March 5, 2018;

•
our Current Reports (other than any portion thereof furnished or deemed furnished) on Form 8-K filed on January 3, 2018, February 1, 2018, February 6, 2018, March 5, 2018, March 15, 2018, March 19, 2018, April 10, 2018 and April 11, 2018; and

•
the description of our capital stock contained in our Information Statement, filed as Exhibit 99.1 to Amendment No. 4 to our Registration Statement on Form 10 (File No. 001-36876), filed on June 9, 2016, including any amendment or report filed for the purpose of updating such description.

Any statement contained in the filings (or portions of filings) incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any filing by us with the SEC prior to the completion of this offering modifies, conflicts with or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.
You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or phone number:
Babcock & Wilcox Enterprises, Inc.
The Harris Building
13024 Ballantyne Corporate Place, Suite 700
Charlotte, North Carolina 28277
(704) 625-4900
Attention: Investor Relations

SUMMARY
The following is a summary of material information discussed in this prospectus supplement. It is included for convenience only and should not be considered complete. You should carefully review this entire prospectus supplement, including the risk factors and the documents incorporated by reference into this prospectus supplement, to better understand the Rights Offering and our business and financial position.
Our Company
B&W is a leading technology-based provider of advanced fossil and renewable power generation and environmental equipment that includes a broad suite of boiler products, environmental systems, and services for power and industrial uses. We specialize in technology and engineering for power generation and various other industries, including the procurement, erection and specialty manufacturing of related equipment, and services, including:

•	high-pressure equipment for energy conversion, such as boilers fueled by coal, oil, bitumen, natural gas, and renewables including municipal solid waste and biomass fuels;

•
environmental control systems for both power generation and industrial applications to incinerate, filter, capture, recover and/or purify air, liquid and vapor-phase effluents from a variety of power generation and specialty manufacturing processes;

•
aftermarket support for the global installed base of operating plants with a wide variety of products and technical services including replacement parts, retrofit and upgrade capabilities, field engineering, construction, inspection, operations and maintenance, condition assessment and other technical support;

•	custom-engineered comprehensive dry and wet cooling solutions;

•	gas turbine inlet and exhaust systems, custom silencers, filters and custom enclosures; and

•	engineered-to-order services, products and systems for energy conversion worldwide and related auxiliary equipment, such as burners, pulverizers, soot blowers and ash and material handling systems.
Our overall activity depends significantly on the capital expenditures and operations and maintenance expenditures of global electric power generating companies, other steam-using industries and industrial facilities with environmental compliance and noise abatement needs. Several factors influence these expenditures, including:

•	prices for electricity, along with the cost of production and distribution including the cost of fuel within the United States or internationally;

•	demand for electricity and other end products of steam-generating facilities;

•	requirements for environmental and noise abatement improvements;

•	expectation of future requirements to further limit or reduce greenhouse gas and other emissions in the United States and internationally;

•	environmental policies which include waste-to-energy or biomass as options to meet legislative requirements and clean energy portfolio standards;

•	level of capacity utilization at operating power plants and other industrial uses of steam production;

•	requirements for maintenance and upkeep at operating power plants to combat the accumulated effects of usage;

•	overall strength of the industrial industry; and

•	ability of electric power generating companies and other steam users to raise capital.

Customer demand is heavily affected by the variations in our customers' business cycles and by the overall economies and energy, environmental and noise abatement needs of the countries in which they operate.
Corporate Information
Our principal executive offices are located at The Harris Building, 13024 Ballantyne Corporate Place, Suite 700, Charlotte, North Carolina 28277. Our telephone number is (704) 625-4900. Our website is http://www.babcock.com. The information contained on or accessible through our website is not part of this prospectus supplement, other than the documents that we file with the SEC that are incorporated by reference into this prospectus supplement.
Additional Information
For additional information regarding our business, financial condition, results of operations and other important information regarding our Company, we refer you to our filings with the SEC incorporated by reference in this prospectus supplement. For instructions on how to find copies of these documents, see “Where You Can Find More Information.”
The Rights Offering
The following is a brief summary of the terms of the Rights Offering. Please see “The Rights Offering” for a more detailed description of the matters described below.

Q:	What is a rights offering?

A:
A rights offering is a distribution of subscription rights on a pro rata basis to shareholders of a company. On March 19, 2018, we distributed (the “Rights Distribution”) to holders of our common stock, par value $0.01 per share (the “Common Shares”), one nontransferable subscription right (a “Right”) to purchase Common Shares (the “Rights Offering”) for each Common Share held as of 5:00 p.m., New York City time, on March 15, 2018, and mailed subscription materials, including a prospectus supplement and rights certificates, to holders of our Common Shares on March 19, 2018. On April 10, 2018, we announced that we were extending the expiration date for the Rights Offering and amending certain other terms regarding the Rights Offering.

Q.	What are the record and distribution dates for the Rights Offering?

A.
Each holder of record of Common Shares as of 5:00 p.m., New York City time, on March 15, 2018 (the “Rights Distribution Record Date”) received Rights on the Rights Distribution Date, which was as of 5:00 p.m., New York City time, on March 19, 2018.

Q.	Are there other key dates relating to the Rights Offering?

A.
Yes. Below is a list of the key dates for the Rights Offering of which you should be aware. With the exception of the Rights Distribution Record Date and Rights Distribution Date, such dates are subject to change in the event we determine to extend the Rights Offering (as discussed herein). For more information regarding these dates, we encourage you to review “The Rights Offering” below, as that section of the prospectus supplement describes other timing considerations of which you should be aware regarding the Rights Offering (for example, dates by which different forms of payment upon the exercise of Rights are deemed received).

Date	Event / Action
5:00 p.m., New York City time, on March 15, 2018	Rights Distribution Record Date.
5:00 p.m., New York City time, on March 19, 2018	Rights Distribution Date.
5:00 p.m., New York City time, on April 27, 2018	Date by which the subscription agent must have received appropriate materials from holders of Rights in order to exercise (or withdraw) all or a portion of such holder’s Rights.
5:00 p.m., New York City time, on April 30, 2018	Expiration of the Rights Offering.

Q.	What are the Rights?

A.
Each whole Right entitles its holder to purchase 2.8 Common Shares from us, at a subscription price of $2.00 per Common Share (the “Subscription Price”), which is equal to an approximate 27.6% discount to the trading day volume weighted average trading price of our Common Shares on April 10, 2018.

Q.	Why are you conducting the Rights Offering and how will you use the proceeds received from the Rights Offering?

A.
We are conducting the Rights Offering to raise proceeds to repay in full all of the indebtedness outstanding and our other obligations under our second lien term loan and for working capital purposes. As a result of additional losses we recognized in the fourth quarter of 2017 related to an increase in structural steel repair costs on one of our European renewable energy contracts, we were not in compliance with certain financial covenants under our first lien revolving credit agreement and our second lien term loan. In March 2018, we obtained an amendment to our first lien revolving credit facility that temporarily waived the covenant defaults. Pursuant to this temporary waiver, we were required to complete the Rights Offering on or prior to April 15, 2018 and, if we failed to do so, the temporary waiver would automatically terminate.

On April 10, 2018, we announced that we had preliminarily identified approximately $51 million of additional estimated costs to complete our renewable energy projects in Europe to be incurred in the first quarter of 2018. These additional costs are expected to cause us to be out of compliance with certain financial covenants under our first lien revolving credit facility for the quarter ending March 31, 2018. Accordingly, on April 10, 2018, we entered into an additional amendment to our first lien revolving credit facility to, among other things, extend the temporary waiver of the financial covenant violations until May 22, 2018 to allow us additional time to complete the Rights Offering and continue to allow us to access our revolving line of credit to meet liquidity needs. As a condition to obtaining the additional amendment, we were required to upsize the Rights Offering.
We currently remain in default under our second lien term loan. Although the second lien term loan contains a 180-day standstill period with respect to enforcement rights against collateral secured by the loan, the lenders may pursue other remedies, including accelerating the repayment of the underlying debt.

Q.	How was the Subscription Price determined?

A.
The Subscription Price was initially established at $3.00 per Common Share following negotiations with Vintage Capital Management, LLC (“Vintage”), the backstop purchaser, and after considering, among other things, the Subscription Price necessary to obtain Vintage’s initial backstop commitment. On April 10, 2018, we announced that we had preliminarily identified approximately $51 million of additional estimated costs to complete renewable energy projects in Europe, that we had entered into an additional amendment to our first lien revolving credit facility and that we were upsizing the Rights Offering. In connection with these events, following negotiations with Vintage, and after considering, among other things, the Subscription Price necessary to obtain an increased backstop commitment and the additional renewable energy project costs to be incurred in the first quarter of 2018, our board of directors determined that the Subscription Price should be reduced to $2.00 per Common Share. This Subscription Price was not intended to bear any relationship to the historical price of our Common Shares or our past or future operations, cash flows, net income, current financial condition, the book value of our assets or any other established criteria for value. As a result, the Subscription Price should not be considered an indication of the actual value of our Company or of our Common Shares.

Q.	What do I have to do to receive Rights?

A.
Nothing. Holders of our Common Shares on the Rights Distribution Record Date are not required to pay any cash or deliver any other consideration, or give up any Common Shares, to receive the Rights distributable to them in the Rights Distribution.

Q.	What is the subscription privilege?

A.	The subscription privilege entitles each holder of a whole Right to purchase 2.8 Common Shares at the Subscription Price of $2.00 per Common Share.

Q.	Will the Rights Offering include an oversubscription privilege?

A.
No. You will not be entitled to an oversubscription privilege to acquire the Common Shares remaining unpurchased after the expiration of all subscription rights. Vintage, the backstop purchaser, will be entitled to purchase at the Subscription Price up to that number of Common Shares that are offered in the Rights Offering but are not purchased by the holders of Rights under their subscription privilege.

Q.	Will the Company issue fractional Rights in the Rights Offering?

A.
No. Holders of our Common Shares as of the Rights Distribution Record Date received one Right for each Common Share held as of the Rights Distribution Record Date. We will not issue fractional Rights, or pay cash in lieu of fractional Rights.

Q.	How will fractional Common Shares be treated in the Rights Offering?

A.
The subscription privilege entitles each holder of a whole Right to purchase 2.8 Common Shares at the Subscription Price of $2.00 per Common Share. However, we will not issue any fractional Common Shares in the Rights Offering. You may only exercise your Rights to purchase Common Shares in whole numbers. Any excess funds insufficient to purchase one whole Common Share will be returned to you by the subscription agent without penalty or interest.

Q.	When did the Rights Offering commence and when will it expire?

A.
The Rights Offering commenced on March 19, 2018. The Rights Offering will expire at 5:00 p.m., New York City time, on April 30, 2018 (such date and time, the “Expiration Time”), unless we extend it. We may extend the Expiration Time for any reason and for any length of time at our discretion.

Q.	If I submitted a rights certificate and the applicable subscription payment on or prior to April 10, 2018, will my subscription payment be refunded to me?

A.
Yes. Because we have amended the terms of the Rights Offering, rights certificates submitted to the subscription agent on or prior to April 10, 2018 are no longer valid. The subscription agent will return promptly all subscription payments received by it. We will not pay interest on, or deduct any amounts from, such subscription payments.

Q.	Who is the backstop purchaser in the Rights Offering?

A.
Vintage, a significant shareholder of our Company, will serve as a backstop purchaser in the Rights Offering. Vintage beneficially owned 6,600,000 Common Shares, or approximately 14.9% of our outstanding Common Shares, as of the Rights Distribution Record Date.

Q.	How does the backstop commitment work?

A.
Vintage has agreed with us as part of the backstop commitment that it will purchase from us, at $2.00 per Common Share, all of the Common Shares offered pursuant to the Rights Offering that are not issued pursuant to the exercise of Rights in the Rights Offering, up to a total commitment of $245.0 million. Vintage will also be entitled to exercise its subscription privilege. See “The Rights Offering – Backstop Purchaser.”

Q.	Why is there a backstop purchaser?

A.
As described above in greater detail under “Why are you conducting the Rights Offering and how will you use the proceeds received from the Rights Offering,” as of December 31, 2017, we were not in compliance with certain financial covenants under our first lien revolving credit agreement and our second lien term loan. Additionally, because of additional estimated costs to complete our renewable energy projects in Europe to be incurred in the first quarter of 2018, we are expected to be out of compliance with certain financial covenants under our first lien revolving credit facility for the quarter ending March 31, 2018. Accordingly, on April 10, 2018, we entered into an additional amendment to our first lien revolving credit facility to, among other things, extend the temporary waiver of the financial covenant violations until May 22, 2018 to allow us additional time to complete the Rights Offering and continue to allow us to access our revolving line of credit to meet liquidity needs. In order to obtain these waivers and amendments under our first lien revolving credit agreement, our first lien lenders required that we obtain the backstop commitment to ensure that, subject to the conditions of the backstop commitment, all Common Shares are either purchased in the Rights Offering or purchased subsequent to the Rights Offering at the same Subscription Price at which the Rights were exercisable. Through this arrangement, we and our lenders have a high degree of certainty that we will raise gross proceeds of at least $245 million through the Rights Offering and the backstop commitment.

Q.	Is the backstop purchaser being compensated?

A.	No. See “The Rights Offering – Backstop Purchaser.”

Q.	When do the obligations of the backstop purchaser expire?

A.	Unless extended by us, the backstop commitment will expire if the Rights Offering has not been concluded prior to October 31, 2018.

Q.	Are there any conditions on the backstop purchaser’s obligations to purchase Common Shares?

A.
Yes. The backstop purchaser’s obligations under the backstop commitment are subject to the satisfaction of specified conditions, including the Company providing notice to Vintage that it is exercising its rights to require Vintage to fund its backstop commitment. Vintage’s obligations as backstop purchaser are not, however, subject to the absence of a material adverse change in our business, financial condition or results of operations or a material deterioration in the financial markets.

Q.	How will the backstop commitment be secured?

A.
As part of the backstop commitment, Vintage entered into an agreement with a third party pursuant to which the third party has agreed to backstop Vintage’s obligations under the equity commitment agreement entered into between us and Vintage.

Q.	Can you change or terminate the Rights Offering?

A.
We reserve the right to amend, extend or cancel the Rights Offering on or prior to the Expiration Time for any reason in our sole discretion. We may cancel the Rights Offering if at any time before completion of the Rights

Offering there is any judgment, order, decree, injunction, statute, law or regulation entered, enacted, amended or held to be applicable to the Rights Offering that in our sole judgment would or might make the Rights Offering or its completion, whether in whole or in part, illegal or otherwise restrict or prohibit completion of the Rights Offering. If we cancel the Rights Offering, in whole or in part, all affected subscription Rights will expire without value, and all subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable.

Q.	If you terminate the Rights Offering, will my subscription payment be refunded to me?

A.
Yes. If we terminate the Rights Offering, the subscription agent will return promptly all subscription payments received by it. We will not pay interest on, or deduct any amounts from, subscription payments if we terminate the Rights Offering.

Q.	How many Common Shares do you expect to be outstanding following the Rights Offering?

A.
Assuming the Rights Offering is fully subscribed, and without giving effect to any anti-dilution adjustments associated with outstanding equity awards, we estimate that we would have approximately 168,637,384 Common Shares outstanding immediately following the completion of the Rights Offering.

Q.	How might the Rights Offering affect the trading price of your Common Shares?

A.
We cannot assure you as to how the Rights Offering will impact the trading price of our Common Shares. Historically, due to the inclusion of a discounted subscription price and the resulting dilution, rights offerings have adversely impacted the trading price of the underlying shares, especially during the period the rights offerings remain open.

Q.	How do I exercise my Rights?

A.
Revised subscription materials, including new rights certificates, will be made available to holders beginning on or about April 11, 2018. Each holder who wishes to exercise the subscription privilege under its Rights should properly complete and sign the applicable rights certificate and deliver the rights certificate together with payment of the Subscription Price for each Common Share subscribed for to the subscription agent before the Expiration Time. We recommend that any holder of Rights who uses the United States mail to effect delivery to the subscription agent use insured, registered mail with return receipt requested. We will not pay interest on subscription payments. We have provided more detailed instructions on how to exercise the Rights under the heading “The Rights Offering” beginning with the section entitled “—Exercising Your Rights,” in the rights certificates themselves and in the document entitled “Instructions for Use of Babcock & Wilcox Enterprises, Inc. Rights Certificates” that accompanies this prospectus supplement.

Q.	How may I pay the Subscription Price?

A.
Your cash payment of the Subscription Price must be made by either check or bank draft drawn upon a U.S. bank payable to the subscription agent, which is Computershare Trust Company, N.A. Payments should be made payable to “Computershare Trust Company, N.A.” Please see “The Rights Offering—Delivery of Subscription Materials and Payment.”

Q.	What should I do if I want to participate in the Rights Offering but my Common Shares will be held in the name of my broker or a custodian bank on the Rights Distribution Record Date?

A.
We will ask brokers, dealers and nominees holding Common Shares on behalf of other persons to notify these persons of the Rights Offering. Any beneficial owner wishing to exercise its Rights will need to have its broker, dealer or nominee act on its behalf. Each beneficial owner should complete and return to its broker, dealer or nominee the form entitled “Beneficial Owner Election Form.” This form will be available with the other subscription materials from brokers, dealers and nominees holding Common Shares on behalf of other persons on the Rights Distribution Record Date.

Q.	Will I receive subscription materials by mail if my address is outside the United States?

A.
No. We will not mail rights certificates to any person with an address outside the United States. Instead, the subscription agent will hold rights certificates for the account of all foreign holders. To exercise those Rights, each such holder must notify the subscription agent on or before 11:00 a.m., New York City time, on the fifth business day before the Expiration Time, and establish to the satisfaction of the subscription agent that it is permitted to exercise its Rights under applicable law.

Q.
Will I receive subscription rights for shares I own through the Company’s 401(k) plan, non-qualified defined contribution retirement plan or Supplemental Executive Retirement Plan (collectively, the “Benefit Plans”)?

A.
No. Certain retirement plans, like the Benefit Plans, are not permitted to acquire, hold or dispose of subscription rights unless the U.S. Department of Labor issues a prohibited transaction exemption. We have determined that it would not be prudent or cost-effective to request an exemption to permit the Benefit Plans to acquire and hold Rights that the Benefit Plans would be unable to exercise. Accordingly, the Benefit Plans have been excluded from receiving any Rights under this Rights Offering.

Q.	Will I be charged any fees if I exercise my Rights?

A.
We will not charge a fee to holders for exercising their Rights. However, any holder exercising its Rights through a broker, dealer or nominee will be responsible for any fees charged by its broker, dealer or nominee.

Q.	May I transfer my Rights if I do not want to purchase any shares?

A.	No. The Rights are nontransferable.

Q.	Am I required to subscribe in the Rights Offering?

A.	No. However, any holder of Rights who chooses not to exercise its Rights will experience dilution to its equity interest in our Common Shares and our Company.

Q.	If I exercise Rights in the Rights Offering, may I withdraw the exercise?

A.
Yes. Once you have exercised your Rights, you may withdraw your exercise at any time prior to the deadline for withdrawal, but not thereafter, by following the procedures described under “The Rights Offering – Withdrawal of Exercise of Rights,” subject to applicable law. The deadline for withdrawal is 5:00 p.m., New York City time, on the business day prior to the Expiration Time. Unless the Rights Offering is extended, the deadline for withdrawal will be 5:00 p.m., New York City time, on April 27, 2018.

Q.	Will I be charged any fees if I withdraw my Rights?

A.	We will not charge a fee to holders for withdrawing their Rights. However, any holder withdrawing its
Rights through a broker, dealer or nominee will be responsible for any fees charged by its broker, dealer or nominee.

Q.	If I exercise my Rights, when will I receive the shares for which I have subscribed?

A.
We will issue the Common Shares for which subscriptions have been properly delivered to the subscription agent prior to the Expiration Time, as soon as practicable following the Expiration Time. We will not be able to calculate the number of Common Shares to be issued to each exercising holder of Rights until the Expiration Time, which is the latest time by which rights certificates may be delivered to the subscription agent.

Q.	Have you or your board of directors made a recommendation as to whether I should exercise my Rights or how I should pay my Subscription Price?

A.
No. Neither we nor our board of directors has made any recommendation as to whether you should exercise your Rights. You should decide whether to subscribe for Common Shares or simply take no action with respect to your Rights, based on your own assessment of your best interests. However, if you do not exercise your Rights, you will lose any value inherent in the Rights and your percentage ownership interest in us will be diluted. As of the date of this prospectus supplement, none of our directors or executive officers has definitively indicated an intention with respect to participation in the Rights Offering. Some of our executive officers and directors may exercise some or all of their Rights.

Q.	What are the U.S. federal income tax consequences of the Rights Distribution and the Rights Offering to me?

A.
We have received an opinion of counsel to the effect that, among other things, for U.S. federal income tax purposes, (i) no gain or loss should be recognized by the Company as a result of the Rights Distribution, and (ii) no gain or loss should be recognized by, and no amount should be included in the income of, holders of our Common Shares upon the receipt of Rights in the Rights Distribution. Shareholders who receive Rights in the Rights Distribution should not recognize taxable income, gain or loss in connection with the exercise of such Rights pursuant to the Rights Offering. For a more complete summary of the material U.S. federal income tax consequences of the Rights Distribution and the Rights Offering to holders of our Common Shares, please see the section entitled “Material U.S. Federal Income Tax Consequences of the Rights Distribution and the Rights Offering.”

Q.	Does the Rights Offering require a vote of the Company’s shareholders?

A.
No. The Audit and Finance Committee of the Board of Directors of the Company determined that the delay that would result from obtaining shareholder approval prior to the completion of the Rights Offering would seriously jeopardize the financial viability of the Company. Because of that determination, the Audit and Compliance Committee, pursuant to an exception provided in the New York Stock Exchange’s (the “NYSE”) shareholder approval policy for such a situation, expressly approved the transaction and the Company's reliance on the NYSE financial viability exception. On March 19, 2018, the NYSE granted the Company's request. See “The Rights Offering – Financial Viability Exception.” No action is required of you to receive your Rights.

Q.	What should I do if I have other questions?

A.
If you have questions or need assistance, please contact D.F. King & Co., Inc., the information agent for the Rights Offering, at (212) 269-5550 (for banks and brokers) or (800) 283-3192 (toll free), or email at bw@dfking.com.

RISK FACTORS
An investment in our Common Shares involves risk. You should consider carefully the risks described below relating to the Rights Offering, along with the information discussed under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2017, which is incorporated by reference into this prospectus supplement, and subsequent periodic filings we may make containing updated disclosures of such factors, together with all the other information included in this prospectus supplement and in the documents we have incorporated by reference. The occurrence of any of the events described as possible risks could have a material adverse effect on the value of our Common Shares. These risks are not the only ones facing our Company. Additional risks not currently known to us or that we currently deem immaterial also may impair our business. See “Where to Find More Information.”
Factors Relating to the Rights Offering
If we terminate the Rights Offering, neither we nor the subscription agent will have any obligation to you except to return your subscription payments.
There can be no assurance that the Rights Offering will be completed, as we may determine to terminate the Rights Offering following its commencement at any time prior to the Expiration Time. If we terminate the Rights Offering, neither we nor the subscription agent will have any obligation to you with respect to the Rights, except to return your subscription payments, without interest or deduction.
The Subscription Price may not reflect the value of the Company.
Following negotiations with Vintage, the backstop purchaser, and after considering, among other things, the Subscription Price necessary to obtain an increased backstop commitment and the additional renewable energy project costs to be incurred in the first quarter of 2018, our board of directors determined that the Subscription Price for Common Shares distributed pursuant to the Rights Offering should be decreased from $3.00 to $2.00 per Common Share. This Subscription Price was not intended to bear any relationship to the historical price of our Common Shares or our past or future operations, cash flows, net income, current financial condition, the book value of our assets or any other established criteria for value. As a result, you should not consider the Subscription Price as an indication of the actual value of our Company or of our Common Shares.
Shareholders who do not exercise their Rights will experience dilution.
The Rights will permit holders of Rights to acquire an aggregate number of our Common Shares equal to approximately 280% of the aggregate number of Common Shares outstanding prior to the Rights Distribution Record Date. If you do not exercise your subscription privilege in full and the Rights Offering is fully subscribed and completed, you will experience material dilution in your proportionate interest in the equity ownership of our Common Shares and our Company. If you do not exercise your Rights, you will relinquish any value inherent in the Rights.
A small number of our shareholders could be able to significantly influence our business and affairs.
On the Rights Distribution Record Date, Vintage and Steel Partners Holdings, L.P. beneficially owned approximately 14.9% and 15.8% of our outstanding Common Shares, respectively. If all of the Rights covered by this prospectus supplement are exercised, Vintage’s and Steel Partners’ beneficial ownership percentage will remain the same. If some of the Rights are not exercised prior to the expiration of the Rights Offering, those Rights will expire and the Common Shares that are not issued as a result of the failure to exercise those Rights will be acquired by Vintage. Vintage and Steel Partners, either acting alone or in cooperation with other of our significant stockholders, could be able to significantly influence our business and affairs. Based on filings made with the SEC, as of March 1, 2018, six individuals or organizations collectively controlled over 50% of our Common Shares. Accordingly, a small number of our shareholders could be able to control matters requiring approval by our shareholders, including the election of directors and the approval of mergers or other business combination transactions.
The price of our Common Shares may decline before or after the expiration of the Rights Offering.

We cannot assure you that the public trading market price of our Common Shares will not decline below the Subscription Price after you elect to exercise your Rights. Moreover, we cannot assure you that following the exercise of Rights you will be able to sell your Common Shares at a price equal to or greater than the Subscription Price.
As a result of operating losses and negative cash flows from operations, together with other factors, including the possibility that a covenant default or other event of default could cause certain of our indebtedness to become immediately due and payable (after the expiration of any applicable grace period), we may not have sufficient liquidity to sustain operations and to continue as a going concern.
We have experienced losses from operations in each of the past two years, had negative operating cash flows during the year ended December 31, 2017 and are dependent on our ability to raise capital in the time frame required in our first lien revolving credit facility in order to avoid an event of default under our lending agreements. As a result of additional losses we recognized in the fourth quarter of 2017 related to an increase in structural steel repair costs on one of our European renewable energy contracts, we were not in compliance with certain financial covenants under our first lien revolving credit facility and second lien term loan as of December 31, 2017. On March 1, 2018, we obtained an amendment under our first lien revolving credit facility that waived the financial covenant defaults that existed at December 31, 2017, consented to the Rights Offering and made certain other modifications.
On April 10, 2018, we announced that we had preliminarily identified approximately $51 million of additional estimated costs to complete our renewable energy projects in Europe to be incurred in the first quarter of 2018. These additional costs are expected to cause us to be out of compliance with certain financial covenants under our first lien revolving credit facility for the quarter ending March 31, 2018. Accordingly, on April 10, 2018, we entered into an additional amendment to our first lien revolving credit facility to, among other things, extend the temporary waiver of the financial covenant violations until May 22, 2018 to allow us additional time to complete the Rights Offering and continue to allow us to access our revolving line of credit to meet liquidity needs.
We remain in default under our second lien term loan. Although the second lien term loan contains a 180-day standstill period with respect to enforcement rights against collateral secured by the loan, the lenders may pursue other remedies, including accelerating the repayment of the underlying debt. We expect to use a substantial portion of the net proceeds from the Rights Offering to repay in full all of the indebtedness outstanding and our other obligations under our second lien term loan. We intend to use the remaining proceeds for working capital purposes.
As a result of these factors, there exists substantial doubt about our ability to continue as a going concern. Our consolidated financial statements for the year ended December 31, 2017 that are incorporated by reference in this prospectus supplement are prepared on a going concern basis and do not include any adjustments that might result from uncertainty about our ability to continue as a going concern, other than the reclassification of certain long-term debt to current liabilities. The report from our independent registered public accounting firm on our consolidated financial statements for the year ended December 31, 2017 includes a paragraph that summarizes the salient facts and conditions that raise substantial doubt about our ability to continue as a going concern.
There can be no assurance that our plan to improve our operating performance and financial position will be successful or that we will be able to obtain additional financing on commercially reasonable terms or at all including, without limitation, our ability to successfully complete the Rights Offering and satisfy all of our obligations under our second lien term loan. As a result, our liquidity and ability to timely pay our obligations when due could be adversely affected. Furthermore, our creditors may resist renegotiation or lengthening of payment and other terms through legal action or otherwise. If we are not able to timely, successfully or efficiently implement the strategies that we are pursuing to improve our operating performance and financial position, we may not have sufficient liquidity to sustain operations and to continue as a going concern.
Our ability to use net operating loss carryforwards to offset future taxable income may be subject to certain limitations.
We have net operating loss carryforwards (“NOLs”) that we may use in future years to offset against taxable income for U.S. federal income tax purposes. In general, under Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”), a corporation that undergoes an “ownership change” can be subject to limitations on the use of its NOLs (and other tax attributes) to offset future taxable income. We are currently in the process of evaluating whether an ownership change has occurred that would limit the use of our NOLs. The issuance of our common stock in this offering, alone or taken together with other transactions, as well as future offerings or sales of our Common Shares (including in transactions involving our Common Shares that are outside of our control) could cause an ownership change and result in an annual limitation on the use of our NOLs. In addition, under the Tax Cuts and Jobs Act (the “Tax Act”), which was signed into law on December 22, 2017, (i) the amount of post-2017 NOLs that we are permitted to deduct in any taxable year is limited to 80% of our taxable income in such taxable year, where taxable income is determined without regard to the deduction for NOLs, and (ii) post-2017 NOLs can no longer be carried back to prior taxable years. There is a risk that due to the triggering of an ownership change, changes under the Tax Act, regulatory changes, or other unforeseen reasons, our existing NOLs could be unavailable to reduce future income tax liabilities. For these reasons, we may not be able to realize a tax benefit from the use of our NOLs.

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS
This prospectus supplement contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. You should not place undue reliance on these statements. Statements that include the words "expect," "intend," "plan," "believe," "project," "forecast," "estimate," "may," "should," "anticipate" and similar statements of a future or forward-looking nature identify forward-looking statements.
These forward-looking statements address matters that involve risks and uncertainties and include statements that reflect the current views of our senior management with respect to our financial performance and future events with respect to our business and industry in general. There are or will be important factors that could cause our actual results to differ materially from those indicated in these statements. If one or more events related to these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may differ materially from what we anticipate. Differences between actual results and any future performance suggested in our forward-looking statements could result from a variety of factors, including the following: our ability to continue as a going concern; our ability to obtain and maintain sufficient financing to provide liquidity to meet our business objectives, surety bonds, letters of credit and similar financing, and to successfully complete our amended rights offering and repay our second-lien term loan, or otherwise; the highly competitive nature of our businesses; general economic and business conditions, including changes in interest rates and currency exchange rates; general developments in the industries in which we are involved; cancellations of and adjustments to backlog and the resulting impact from using backlog as an indicator of future earnings; our ability to perform contracts on time and on budget, in accordance with the schedules and terms established by the applicable contracts with customers; failure by third-party subcontractors, joint venture partners or suppliers to perform their obligations on time and as specified; our ability to realize anticipated savings and operational benefits from our restructuring plans and other cost-savings initiatives; our ability to successfully integrate and realize the expected synergies from acquisitions; our ability to successfully address productivity and schedule issues in our Renewable segment, including the ability to complete our Renewable energy projects within the expected timeframe and at the estimated costs; willingness of customers to waive liquidated damages or agree to bonus opportunities; our ability to successfully partner with third parties to win and execute renewable projects; changes in our effective tax rate and tax positions; our ability to maintain operational support for our information systems against service outages and data corruption, as well as protection against cyber-based network security breaches and theft of data; our ability to protect our intellectual property and renew licenses to use intellectual property of third parties; our use of the percentage-of-completion method of accounting; the risks associated with integrating businesses we acquire; our ability to successfully manage research and development projects and costs, including our efforts to successfully develop and commercialize new technologies and products; the operating risks normally incident to our lines of business, including professional liability, product liability, warranty and other claims against us; changes in, or our failure or inability to comply with, laws and government regulations; difficulties we may encounter in obtaining regulatory or other necessary permits or approvals; changes in, and liabilities relating to, existing or future environmental regulatory matters; our limited ability to influence and direct the operations of our joint ventures; potential violations of the Foreign Corrupt Practices Act; our ability to successfully compete with current and future competitors; the loss of key personnel and the continued availability of qualified personnel; our ability to negotiate and maintain good relationships with labor unions; changes in pension and medical expenses associated with our retirement benefit programs; social, political, competitive and economic situations in foreign countries where we do business or seek new business; the possibilities of war, other armed conflicts or terrorist attacks; our ability to successfully consummate strategic alternatives for our MEGTEC and Universal businesses if we determine to pursue them; and the other risks set forth under the heading “Risk Factors” in this prospectus supplement and in our Annual Report on Form 10-K for the year ended December 31, 2017, which is incorporated herein by reference.
These factors are not necessarily all the factors that could affect us. We assume no obligation to revise or update any forward-looking statement included in this prospectus supplement for any reason, except as required by law.

THE RIGHTS OFFERING
General
On March 19, 2018 (the “Rights Distribution Date”), we distributed (the “Rights Distribution”) to holders of our common stock, par value $0.01 per share (the “Common Shares”), one nontransferable subscription right (a “Right”) to purchase Common Shares (the “Rights Offering”) for each Common Share held as of 5:00 p.m., New York City time, on March 15, 2018 (the “Rights Distribution Record Date”), and mailed subscription materials, including a prospectus supplement and rights certificates, to holders of our Common Shares as of the Rights Distribution Record Date. On April 10, 2018, we announced that we were extending the expiration date for the Rights Offering and amending certain other terms regarding the Rights Offering.
Each Right entitles the holder to a subscription privilege. Under the subscription privilege, each whole Right entitles the holder to purchase 2.8 Common Shares at a Subscription Price of $2.00 per Common Share. You will not be entitled to exercise an oversubscription privilege to purchase additional Common Shares that may remain unsubscribed as a result of any unexercised Rights. We will not issue any fractional Common Shares in the Rights Offering. Holders of Rights may only exercise Rights to purchase Common Shares in whole numbers. Vintage, a significant shareholder of our Company, will serve as a backstop purchaser in the Rights Offering.
The following describes the Rights Offering in general and assumes (unless specifically provided otherwise) that you were a holder of our Common Shares as of the Rights Distribution Record Date. If you held your Common Shares in a brokerage account or through a dealer or other nominee as of the Rights Distribution Record Date, please see the information included below under the heading “—Delivery of Subscription Materials and Payment—Beneficial Owners.” As used in this prospectus supplement, the term “business day” means any day on which securities may be traded on the NYSE.
Reasons for the Rights Offering
We are conducting the Rights Offering to raise proceeds to repay in full all of the indebtedness outstanding and our other obligations under our second lien term loan and for working capital purposes. As a result of additional losses we recognized in the fourth quarter of 2017 related to an increase in structural steel repair costs on one of our European renewable energy contracts, we were not in compliance with certain financial covenants under our first lien revolving credit agreement and our second lien term loan. In March 2018, we obtained an amendment to our first lien revolving credit facility that temporarily waived the covenant defaults. Pursuant to this temporary waiver, we were required to complete the Rights Offering on or prior to April 15, 2018 and, if we failed to do so, the temporary waiver would automatically terminate.
On April 10, 2018, we announced that we had preliminarily identified approximately $51 million of additional estimated costs to complete our renewable energy projects in Europe to be incurred in the first quarter of 2018. These additional costs are expected to cause us to be out of compliance with certain financial covenants under our first lien revolving credit facility for the quarter ending March 31, 2018. Accordingly, on April 10, 2018, we entered into an additional amendment to our first lien revolving credit facility to, among other things, extend the temporary waiver of the financial covenant violations until May 22, 2018 to allow us additional time to complete the Rights Offering and continue to allow us to access our revolving line of credit to meet liquidity needs. As a condition to obtaining the additional amendment, we were required to upsize the Rights Offering.
We currently remain in default under our second lien term loan. Although the second lien term loan contains a 180-day standstill period with respect to enforcement rights against collateral secured by the loan, the lenders may pursue other remedies, including accelerating the repayment of the underlying debt. See “Use of Proceeds From the Rights Offering.”
Conditions to the Rights Distribution
We reserve the right to amend, extend or cancel the Rights Offering on or prior to the Expiration Time for any reason. We may cancel the Rights Offering if at any time before completion of the Rights Offering there is any judgment, order, decree, injunction, statute, law or regulation entered, enacted, amended or held to be applicable to the Rights Offering that in our sole judgment would or might make the Rights Offering or its completion, whether in whole or in part, illegal or otherwise restrict or prohibit completion of the Rights Offering. We may waive any of these conditions and choose to proceed with the Rights Offering even if one or more of these events occur. If we cancel the Rights Offering, in whole or in part, all affected Subscription Rights will expire without value, and all subscription payments received by the Subscription Agent will be returned, without interest or penalty, as soon as practicable.
Determination of Subscription Price and Distribution Ratio
The Subscription Price was initially established at $3.00 per Common Share following negotiations with Vintage, the backstop purchaser, and after considering, among other things, the Subscription Price necessary to obtain Vintage’s initial backstop commitment. On April 10, 2018, we announced that we had preliminarily identified approximately $51 million of additional estimated costs to complete renewable energy projects in Europe, that we had entered into an additional amendment to our first lien revolving credit facility and that we were upsizing the Rights Offering. In connection with these events, following negotiations with Vintage, and after considering, among other things, the Subscription Price necessary to obtain an increased backstop commitment and the additional renewable energy project costs to be incurred in the first quarter of 2018, our board of directors determined that the Subscription Price should be reduced to $2.00 per Common Share. This Subscription Price was not intended to bear any relationship to the historical price of our Common Shares or our past or future operations, cash flows, net income, current financial condition, the book value of our assets or any other established criteria for value. As a result, the Subscription Price should not be considered an indication of the actual value of our Company or of our Common Shares.
No Fractional Rights or Common Shares
Holders of our Common Shares as of the Rights Distribution Record Date received one Right for each Common Share held as of the Rights Distribution Record Date. We will not issue fractional Rights, or pay cash in lieu of fractional Rights.
The subscription privilege entitles each holder of a whole Right to purchase 2.8 Common Shares at the Subscription Price of $2.00 per Common Share. However, we will not issue any fractional Common Shares in the Rights Offering. Holders of Rights may only exercise Rights to purchase Common Shares in whole numbers. Any excess funds insufficient to purchase one whole Common Share will be returned to the sender by the subscription agent without penalty or interest.
Benefit Plans
Certain retirement plans, like the Benefit Plans, are not permitted to acquire, hold or dispose of subscription rights unless the U.S. Department of Labor issues a prohibited transaction exemption. We have determined that it would not be prudent or cost-effective to request an exemption to permit the Benefit Plans to acquire and hold Rights that the Benefit Plans would be unable to exercise. Accordingly, the Benefit Plans have been excluded from receiving any Rights under this Rights Offering.
Financial Viability Exception
The Rights Offering, including the issuance of Common Shares purchased in the Rights Offering and the backstop, may require shareholder approval pursuant to the shareholder approval policy of the NYSE. However, the NYSE may grant, upon application, a Financial Viability Exception, which provides that an exception may be granted when (i) the delay in securing shareholder approval would seriously jeopardize the financial viability of the enterprise and (ii) reliance by the listed company on this exception has been expressly approved by the audit committee of the board of directors of the listed company. The Audit and Finance Committee of the Board of Directors of the Company determined that the delay that would result from obtaining shareholder approval prior to the completion of the Rights Offering would seriously jeopardize the financial viability of the Company. Because of that determination, the Audit and Compliance Committee, pursuant to an exception provided in the NYSE’s shareholder approval policy for such a situation, expressly approved the transaction and the Company's reliance on the NYSE financial viability exception.

On March 19, 2018, the NYSE granted the Company's request. In accordance with NYSE requirements, the Company mailed a letter to shareholders notifying them of its intention to close the Rights Offering without obtaining shareholder approval.
Commencement of the Rights Offering
The Rights Offering commenced on March 19, 2018.
Backstop Purchaser
Backstop Commitment
Vintage will serve as a backstop purchaser and will be entitled to purchase any unsubscribed shares at the Subscription Price. Vintage will also be entitled to exercise its subscription privilege. Vintage will not receive any fee for acting as backstop purchaser. The commitment of Vintage is subject to the satisfaction of certain conditions. Vintage beneficially owned 6,600,000 Common Shares, or approximately 14.9% of our outstanding Common Shares, as of the Rights Distribution Record Date.
Vintage has agreed with us as part of the backstop commitment that it will purchase from us, at $2.00 per Common Share, all of the Common Shares offered pursuant to the Rights Offering that are not issued pursuant to the exercise of Rights in the Rights Offering, up to a total commitment of $245 million. Vintage is not being paid a fee for serving as a backstop purchaser in the Rights Offering.
We obtained the backstop commitment in order to obtain amendments and waivers under our first lien revolving credit facility. Accordingly, the backstop commitment ensures that, subject to the conditions of the backstop commitment, all Common Shares are either purchased in the Rights Offering or purchased subsequent to the Rights Offering at the same Subscription Price at which the Rights were exercisable. Through this arrangement, we have a very high degree of certainty that we will raise gross proceeds of at least $245 million through the Rights Offering and the backstop commitment.
Unless extended by us, the backstop commitment will expire if the Rights Offering has not been concluded prior to October 31, 2018.
The backstop purchaser’s obligations under the backstop commitment are subject to the satisfaction of specified conditions, including the Company providing notice to Vintage that it is exercising its rights to require Vintage to fund its backstop commitment. Vintage’s obligations as backstop purchaser are not, however, subject to the absence of a material adverse change in our business, financial condition or results of operations or a material deterioration in the financial markets.
As part of the backstop commitment, Vintage has entered into an agreement with a third party pursuant to which the third party has agreed to backstop Vintage’s obligation under the equity commitment agreement entered into between us and Vintage. In addition, we expect that we will grant Vintage customary registration rights with respect to any Common Shares issued to Vintage in the Rights Offering.
Vintage Agreement
Unrelated to Vintage’s backstop commitment, on January 3, 2018, we entered into an agreement (as amended, the “Vintage Agreement”) with Vintage and certain related parties (each a “Vintage Shareholder” and, collectively, the “Vintage Shareholders”). Pursuant to the Vintage Agreement, the Company agreed, among other things, to increase the size of our board of directors to ten members (which was subsequently increased, with Vintage’s approval, to no more than eleven members until June 30, 2018) by adding three additional directors, and to appoint each of Henry E. Bartoli, Matthew E. Avril and Brian R. Kahn (collectively, the “Vintage Shareholder Nominees”) to our board of directors to serve as Class I, Class II and Class III directors, respectively. Pursuant to the Vintage Agreement, and so long as Vintage’s beneficial ownership has not decreased below 5% of the then-outstanding Common Shares (other than as a result of an increase in the number of Outstanding Shares), if any Vintage Shareholder Nominee is unable or unwilling to serve as a director, resigns as a director or is removed as a director prior to the expiration of the Nomination

Period (as defined below), Vintage may recommend a substitute person to fill the resulting vacancy, and the appointment of any such person to our board of directors will be subject to the approval of the Governance Committee of our board of directors.
Pursuant to the Vintage Agreement, until the first date on which Company shareholders may nominate individuals for election to our board of directors at our 2019 annual meeting of shareholders or, if earlier, the first date on which our shareholders may nominate individuals for election to our board of directors if we announce that we will hold a shareholder meeting at which directors will be elected other than the annual meetings of shareholders in 2018 and 2019 (the “Nomination Period”), the Vintage Shareholders will not engage in certain proxy solicitations, make certain shareholder proposals, call meetings of shareholders or solicit or publicly comment on certain proposals or consents from shareholders regarding any merger, acquisition, recapitalization, restructuring, disposition or other business combination with respect to the Company.
The Vintage Agreement further provides that, during the Nomination Period, each Vintage Shareholder will cause Common Shares then beneficially owned by such Vintage Shareholder or its affiliates to appear in person or by proxy at all annual meetings and to be voted in favor of the nominees of our board of directors for director, in accordance with our board’s recommendation with respect to the ratification of our independent registered public accounting firm, in accordance with our board’s recommendation with respect to our “say-on-pay” proposal, in accordance with our board’s recommendation with respect to the frequency of our “say-on-pay” proposals and in favor of the declassification of board terms.
Pursuant to the terms of Vintage’s backstop commitment, in the event that the Vintage Shareholders acquire or otherwise possess beneficial ownership of 30% or more of the Company’s outstanding Common Shares solely as a result of purchases of Common Shares in the Rights Offering and/or the backstop commitment, such shares in excess of 30% will be voted in proportion to the way in which Common Shares owned by the shareholders who are not Vintage Shareholders are voted.
Expiration Time
You may exercise the subscription privilege at any time before the Expiration Time, which is 5:00 p.m., New York City time, on April 30, 2018, unless the Rights Offering is extended. Any Rights not exercised before the Expiration Time will expire and become null and void. We will not be obligated to honor your exercise of Rights if the subscription agent receives any of the required documents relating to your exercise after the Expiration Time, regardless of when you transmitted the documents.
We may extend the Expiration Time for any reason. If we elect to extend the date the Rights expire, we will issue a press release announcing the extension before 9:00 a.m., New York City time, on the first business day after the most recently announced Expiration Time.
Subscription Privileges
Your Rights entitle you to a subscription privilege. You will not be entitled to exercise an oversubscription privilege to purchase additional Common Shares that may remain unsubscribed as a result of any unexercised Rights.
Subscription Privilege. The subscription privilege entitles you to purchase 2.8 Common Shares per whole right, upon delivery of the required documents and payment of the Subscription Price of $2.00 per Common Share, prior to the Expiration Time. You are not required to exercise your subscription privilege, in full or in part.
Return of Excess Payment. If you exercise your subscription privilege and, due to rounding, are allocated less than all of the Common Shares for which you subscribed, the funds you paid for those Common Shares that are not allocated to you will be returned by mail or similarly prompt means, without interest or deduction, as soon as practicable after the Expiration Time.
Exercising Your Rights

Subscription materials, including rights certificates, will be made available to holders upon the commencement of the Rights Offering. You may exercise your Rights by delivering the following to the subscription agent before the Expiration Time:

•	your properly completed and executed rights certificate evidencing the exercised Rights with any required signature guarantees or other supplemental documentation; and

•	your payment in full of the Subscription Price for each Common Share subscribed for pursuant to the subscription privilege.
You must provide payment in full of the Subscription Price for each Common Share being subscribed for pursuant to the subscription privilege to the subscription agent before the Expiration Time.
Payment of Subscription Price Your cash payment of the Subscription Price must be made by either check or bank draft drawn upon a U.S. bank payable to the subscription agent, “Computershare Trust Company, N.A.” Your cash payment of the Subscription Price will be deemed to have been received by the subscription agent only when:

•	any uncertified check clears; or

•	the subscription agent receives any certified check or bank draft drawn upon a U.S. bank.
You should note that funds paid by uncertified personal checks may take five business days or more to clear. If you wish to pay the Subscription Price in respect of your subscription privilege by an uncertified personal check, we urge you to make payment sufficiently in advance of the time the Rights expire to ensure that your payment is received and clears by that time. We urge you to consider using a certified or cashier’s check to avoid missing the opportunity to exercise your Rights.
You will not be entitled to any interest earned on the cash funds held by the subscription agent.
The subscription agent will hold your payment of the Subscription Price in a segregated escrow account with other payments received from holders of Rights until we issue to you your Common Shares, or return your overpayment, if any.
Exercising a Portion of Your Rights. You may subscribe for fewer than all of the Common Shares that you are eligible to purchase pursuant to the subscription privilege represented by your rights certificate.
Calculation of Rights Exercised If you do not indicate the number of Rights being exercised, or do not forward full payment of the aggregate Subscription Price for the number of Rights that you indicate are being exercised, then you will be deemed to have exercised the subscription privilege with respect to the maximum number of Rights that may be exercised for the aggregate Subscription Price payment you delivered to the subscription agent. If we do not apply your full Subscription Price payment to your purchase of Common Shares, we will return the excess amount to you by mail or similarly prompt means, without interest or deduction as soon as practicable after the Expiration Time.
Instructions for Completing the Rights Certificate. You should read and follow the instructions accompanying the rights certificate carefully. If you want to exercise your Rights, you must send your completed rights certificates, any necessary accompanying documents and payment of the Subscription Price to the subscription agent. You should not send the rights certificates, any other documentation or payment to us. Any rights certificates and other items received by us will be returned to the sender as promptly as possible.
You are responsible for the method of delivery of rights certificates, any necessary accompanying documents and payment of the Subscription Price to the subscription agent. If you send the rights certificates and other items by mail, we recommend that you send them by registered mail, properly insured, with return receipt requested. You should allow a sufficient number of days to ensure delivery to the subscription agent and clearance of any payment by uncertified check prior to the Expiration Time.

Signature Guarantee May Be Required. Your signature on each rights certificate must be guaranteed by an eligible institution such as a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the subscription agent, unless:

•	your rights certificate is registered in your name; or

•	you are an eligible institution.
Delivery of Subscription Materials and Payment
You should deliver the rights certificate and payment of the Subscription Price, as well as any other required documentation:
If delivering by first class mail:
Computershare Trust Company, N.A.
Attn: Corporate Actions Voluntary Offer
P.O. Box 43011
Providence, RI 02940-3011
If delivering by registered, certified or express mail, or overnight courier:
Computershare Trust Company, N.A.
Attn: Corporate Actions Voluntary Offer
250 Royall Street, Suite V
Canton, MA 02021
In considering which method of delivery to use, holders of Rights should take into consideration the amount of time remaining in the Rights Offerings to ensure that materials are delivered prior to the expiration of the Rights Offering.
Notices to Nominees. If you are a broker, a dealer, a trustee or a depositary for securities who will hold Common Shares for the account of others as a nominee holder and thus will hold Rights for the account of others as a nominee holder, you should notify the respective beneficial owners of those Common Shares of the issuance of the Rights as soon as possible to find out the beneficial owners’ intentions.
You should obtain instructions from the beneficial owner with respect to the Rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate rights certificates and submit them to the subscription agent with the proper payment. A nominee holder that holds shares for the account(s) of more than one beneficial owner may exercise the number of Rights to which all such beneficial owners in the aggregate otherwise would have been entitled if they had been direct record holders of our Common Shares on the Rights Distribution Record Date, so long as the nominee submits the appropriate rights certificates and proper payment to the subscription agent.
Beneficial Owners. If you are a beneficial owner of Common Shares and thus will be a beneficial owner of Rights that you hold through a nominee holder following the Rights Distribution, we will ask your broker, dealer or other nominee to notify you of this Rights Offering. If you wish to exercise your Rights, you will need to have your broker, dealer or other nominee act for you. To indicate your decision with respect to your Rights, you should complete and return to your broker, dealer or other nominee the form entitled “Beneficial Owners Election Form.” You should receive this form from your broker, dealer or other nominee with the other subscription materials.
Procedures for DTC Participants. If you are a broker, a dealer, a trustee or a depositary for securities who holds Common Shares for the account of others as a nominee holder and thus will hold Rights for the account of others as a nominee holder, you may, upon proper showing to the subscription agent, exercise your beneficial owners’ subscription privilege through DTC. Any Rights exercised through DTC are referred to as DTC Exercised Rights. You may exercise your DTC Exercised Rights through DTC’s PSOP Function on the “agents subscription over PTS” procedures and instructing DTC to charge the applicable DTC account for the subscription payment and to deliver such amount to the subscription agent. DTC must receive the subscription instructions and payment for the new shares by the Expiration Time.
Determinations Regarding the Exercise of Rights. We will decide all questions concerning the timeliness, validity, form and eligibility of your exercise of Rights. Our decisions will be final and binding. We, in our sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within whatever time we determine. We may reject the exercise of any of your Rights because of any defect or irregularity. Your subscription will not be deemed to have been received or accepted until all irregularities have been waived by us or cured by you within the time we decide, in our sole discretion.
We reserve the right to reject your exercise of Rights if your exercise is not in accordance with the terms of the Rights Offering or in proper form. Neither we nor the subscription agent will have any duty to notify you of a defect or irregularity in your exercise of the Rights. We will not be liable for failing to give you that notice. We will also not accept your exercise of Rights if our issuance of Common Shares pursuant to your exercise could be deemed unlawful or materially burdensome. See “—Regulatory Limitation” and “—Compliance with State Regulations Pertaining to the Rights Offering” below.
Withdrawal of Exercise of Rights
Your exercise of Rights may be validly withdrawn at any time prior to the deadline for withdrawal, but not thereafter, subject to applicable law. The deadline for withdrawal is 5:00 p.m., New York City time, on the business day prior to the Expiration Time. Unless the Rights Offering is extended, the deadline for withdrawal will be 5:00 p.m., New York City time, on April 27, 2018. Following the deadline for withdrawal, your exercise of Rights may not be revoked in whole or in part for any reason, including a decline in our Common Share price, even if we have not already issued the Common Shares to you. For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be received by the Subscription Agent prior to the deadline for withdrawal at its address set forth above under “—Delivery of Subscription Materials and Payment.” Any notice of withdrawal must (1) specify the name of the person that exercised the Rights, which exercise is to be withdrawn, (2) contain the number of Rights exercised, which exercise is to be withdrawn, and (3) be signed by the holder of the Rights in the same manner as the original signature on the Rights Certificate by which the Rights were exercised (including any required signature guarantees). Any Rights the exercise of which have been properly withdrawn will be deemed not to have been exercised for purposes of the Rights Offering.
Withdrawals of exercises of Rights can be accomplished only in accordance with the foregoing procedures. Any permitted withdrawals may not be rescinded, and any Rights the exercise of which have been properly withdrawn will thereafter be deemed not exercised for purposes of the Rights Offering; provided, however, that Rights may be re-exercised by again following one of the appropriate procedures described herein at any time prior to the expiration of the Rights Offering.
Subscription Agent
We have appointed Computershare Trust Company, N.A. as subscription agent for the Rights Offering. We will pay its fees and expenses related to the Rights Offering.
Information Agent
You may direct any questions or requests for assistance concerning the method of exercising your Rights, additional copies of this prospectus supplement, the instructions or other subscription materials referred to herein, to the information agent, at the following telephone number and address:
D.F. King & Co., Inc.
Banks and brokers call collect: (212) 269-5550
All others call toll free: (800) 283-3192

Email: bw@dfking.com.
General Considerations Regarding the Partial Exercise of Rights
You will receive a new rights certificate upon a partial exercise of Rights only if the subscription agent receives your properly endorsed rights certificate no later than 5:00 p.m., New York City time, on the fifth business day before the Expiration Time. If your instructions and rights certificate are received by the subscription agent after that time and date, you will not receive a new rights certificate and therefore will not be able to exercise your remaining Rights.
You are responsible for all commissions, fees and other expenses (including brokerage commissions) incurred in connection with the exercise of your Rights, except that we will pay any fees of the subscription agent associated with the exercise of Rights. Any amounts you owe will be deducted from your account.
If you do not exercise your Rights before the Expiration Time, your Rights will expire and will no longer be exercisable.
Treatment of Stock Options and Other Awards
Holders of options to purchase Common Shares on the Rights Distribution Record Date will not receive Rights, unless they exercise their options for Common Shares prior to the Rights Distribution Record Date. Similarly, holders of performance-based or service-based restricted stock units with respect to Common Shares on the Rights Distribution Record Date (and certain other compensation awards with value based on or related to the value of the Common Shares) will not receive Rights, except to the extent their restricted stock units or such other awards are settled (to the extent applicable) for Common Shares prior to the Rights Distribution Record Date. In lieu of the holders of such options, restricted stock units and other awards receiving any Rights, such options are expected to be equitably adjusted (including terms such as the number of stock options and/or the exercise price, as applicable), and such restricted stock units and such other awards are expected to be equitably adjusted so that they relate to an adjusted number of our Common Shares. In each case, these adjustments would be intended to, in general, prevent (to the extent practicable) dilution or enlargement of such holders’ rights under such awards directly as a result of the Rights Offering. Holders of our equity awards are encouraged to speak with their tax advisors.
Amount and Source of Funds and Financing for the Rights Offering; Expenses
It is expected that we will incur an aggregate of approximately $2.8 million in expenses in connection with the Rights Offering. These expenses will be comprised of:

•	approximately $230,000 of printing, mailing and related expenses associated with this prospectus supplement;

•	approximately $650,000 in legal fees and expenses;

•	approximately $25,000 in accounting fees and expenses;

•	approximately $1.8 million in financial advisory fees and expenses;

•	approximately $50,000 in SEC filing fees; and

•	approximately $5,000 in other miscellaneous expenses.
We will pay these expenses from our existing cash balances.
Transfer Agent and Registrar
Computershare Trust Company, N.A. is the transfer agent and registrar for our Common Shares.
No Recommendations to Holders of Rights

Neither we nor our board of directors has made any recommendation as to whether you should exercise your Rights. You should decide whether to subscribe for Common Shares or simply take no action with respect to your Rights, based on your own assessment of your best interests.
Termination
We may determine to terminate the Rights Offering following its commencement for any reason at any time before the Expiration Time. If we terminate the Rights Offering, we will promptly issue a press release announcing the termination, and we will promptly thereafter return all subscription payments. We will not pay interest on, or deduct any amounts from, subscription payments if we terminate the Rights Offering.
Foreign Shareholders
We will not mail rights certificates to shareholders on the Rights Distribution Record Date whose addresses are outside the United States. Instead, we will have the subscription agent hold the rights certificates for those holders’ accounts. To exercise their Rights, foreign holders must notify the subscription agent before 11:00 a.m., New York City time, on the fifth business day prior to the Expiration Time, and must establish to the satisfaction of the subscription agent that such exercise is permitted under applicable law. If a foreign holder does not notify and provide acceptable instructions to the subscription agent by such time (and if no contrary instructions have been received), the Rights will expire at the Expiration Time.
We will not be required to issue to you Common Shares pursuant to the Rights Offering if, in our opinion, you would be required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control such shares and if, at the Expiration Time, you have not obtained such clearance or approval.
Issuance of our Common Shares
Unless we earlier terminate the Rights Offering, the subscription agent will issue to you the Common Shares purchased by you in the Rights Offering as soon as practicable after the Expiration Time. The subscription agent will effect delivery of the subscribed for Common Shares through the subscription agent’s book-entry registration system by mailing to each subscribing holder a statement of holdings detailing the subscribing holder’s subscribed for Common Shares and the method by which the subscribing holder may access its account and, if desired, trade its shares.
Your payment of the aggregate Subscription Price will be retained by the subscription agent and will not be delivered to us, unless and until your subscription is accepted and you are issued your subscribed for Common Shares. We will not pay you any interest on funds paid to the subscription agent, regardless of whether the funds are applied to the Subscription Price or returned to you. You will have no rights as a shareholder of our Company with respect to your subscribed for Common Shares until such shares are delivered via the book-entry registration statement. Upon such delivery, you will be deemed the owner of the Common Shares you purchased by exercise of your Rights. Unless otherwise instructed in the rights certificates, the shares issued to you pursuant to your subscription will be registered in your name or the name of your nominee, if applicable.
We will not issue any fractional Rights or Common Shares.
Common Shares Stock Outstanding Following the Rights Offering
Assuming the Rights Offering is fully subscribed, and without giving effect to any anti-dilution adjustments associated with outstanding equity awards, we estimate that we would have outstanding approximately 168,637,384 Common Shares immediately following the completion of the Rights Offering.
Compliance with State Regulations Pertaining to the Rights Offering
We are not making the Rights Offering in any state or other jurisdiction in which it is unlawful to do so. We will not accept an offer to purchase Common Shares from you if you are a resident of any state or other jurisdiction in which the offer of the Rights would be unlawful. We may delay the commencement of the Rights Offering in certain states or other jurisdictions in order to comply with the laws of those states or other jurisdictions. However, we may decide, in our sole discretion, not to modify the terms of the Rights Offering as may be requested by certain states or other jurisdictions. If that happens and you are a resident of the state or jurisdiction that requests the modification, you will not be eligible to participate in the Rights Offering. We do not expect that there will be any changes in the terms of the Rights Offering.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE RIGHTS DISTRIBUTION
AND THE RIGHTS OFFERING
The following discussion is a summary of the material U.S. federal income tax consequences to holders of Common Shares of the acquisition, ownership and disposition, expiration or exercise of the Rights distributed pursuant to the Rights Distribution. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder (the “Treasury Regulations”), administrative pronouncements and judicial decisions as of the date of this prospectus supplement, all of which are subject to change or differing interpretations at any time, possibly with retroactive effect. In particular, changes in the Code or applicable Treasury Regulations could adversely affect the U.S. federal income tax treatment of stock rights with characteristics similar to the Rights. Any future legislation, Treasury Regulation, or other guidance could be enacted or promulgated so as to apply retroactively to the Rights Distribution or the exercise of the Rights. Any such changes could materially affect the continuing validity of this discussion.
This discussion addresses only those of you who hold your Common Shares and will, after the Rights Distribution, hold your Rights as “capital assets,” within the meaning of Section 1221 of the Code. This discussion is limited to the U.S. federal income tax consequences of the Rights Distribution and does not address all potential tax consequences that may be relevant to you in light of your particular circumstances. Further, this discussion does not address holders of our Common Shares or Rights who are subject to special treatment under U.S. federal income tax laws, such as:

•	tax-exempt organizations;

•	S corporations and other pass-through entities and owners thereof;

•	entities taxable as a partnership for U.S. federal income tax purposes and owners thereof;

•	insurance companies and other financial institutions;

•	mutual funds;

•	dealers in stocks and securities;

•	traders or investors in Common Shares or Rights who elect the mark-to-market method of accounting for such stock or Rights;

•	shareholders who received our Common Shares from the exercise of employee stock options or otherwise as compensation or will receive Rights as compensation;

•	shareholders who hold our Common Shares or will hold their Rights in a tax-qualified retirement plan, individual retirement account or other qualified savings account;

•
shareholders who hold their Common Shares or will hold Rights as part of a hedge, straddle, wash sale, or a constructive sale or conversion transaction or other risk reduction or integrated investment transaction;

•	certain United States expatriates; and

•	individuals who are not citizens or residents of the United States, foreign corporations and other foreign entities.
This discussion also does not address the effect of any state, local or foreign tax laws that may apply or the application of the U.S. federal estate and gift tax or the alternative minimum tax. In addition, this discussion does not address the U.S. federal income tax consequences of the Rights Distribution to current holders of options, warrants or other rights to acquire Common Shares.

You should consult your tax advisor regarding the application of the U.S. federal income tax laws to your particular situation, as well as the applicability of any U.S. federal estate and gift, state, local or foreign tax laws to which you may be subject.
Tax Implications to the Holders upon Receipt of the Rights
It is the opinion of our tax counsel, Jones Day, that the distribution of the Rights should be treated as a non-taxable stock dividend for holders of our Common Shares under Section 305(a) of the Code. However, there is a lack of authority directly addressing the applicable of Section 305(a) of the Code to distributions of subscription rights, including ones that incorporate the specific terms of, and facts surrounding, this offering, and thus the application of Section 305(a) of the Code to the distribution of the Rights in our offering is uncertain. In addition, our tax counsel’s position is not binding on the IRS, or the courts. If this position is finally determined by the IRS or the courts to be incorrect, the fair market value of the Rights would be taxable to holders of our Common Shares as a dividend to the extent of our current and accumulated earnings and profits, with any excess begin treated as a return of basis to the extent thereof, and then as capital gain. Due to the lack of authority on the part of the IRS and the courts regarding the interpretation and application of Section 305 related to subscription rights, it is not possible to quantify the degree of uncertainty and risk to the recipients of the subscription rights regarding potential adverse tax effects.
The distribution of the Rights would be taxable to holders of our Common Shares under Section 305(b) of the Code if the Rights Offering were to be treated as a distribution or part of a series of distributions that have the effect of the receipt of cash or other property by some of our stockholders and an increase in the proportionate interest of our other stockholders in our assets or earning and profits. Distributions having that effect are referred to as "disproportionate distributions." For purposes of the definition of "disproportionate distributions", the term "property" includes money, securities and any other property, except that "property" does not include stock in the corporation making the distribution or rights to acquire such stock. The reference to a "series of distributions" encompasses all distributions of stock made or deemed made by a corporation which have the result of receipt of cash or property by some stockholders and an increase in the proportionate interests of other stockholders. Under the Treasury Regulations applicable to Section 305(b), where the receipt of cash or property occurs more than 36 months following a distribution or series of distributions of stock, or where a distribution is made more than 36 months following the receipt of cash or property, such distribution or distributions will be presumed not to result in the receipt of cash or property by some stockholders and an increase in the proportionate interest of other stockholders, unless the receipt of cash or property by some stockholders and the distribution or series of distributions are made pursuant to a plan.
We have not paid cash dividends on our Common Shares since the Company was formed. Currently, we do not intend to pay any cash dividends on our Common Shares. In addition, many forms of taxable distributions under Section 305(b) of the Code involve preferred stock, such as the distribution of convertible preferred stock in certain circumstances pursuant to Section 305(b). Currently, we do not have any convertible debt or preferred stock outstanding, nor do we currently intend to issue any convertible debt or preferred stock. On the basis of the relevant facts discussed herein and certain assumptions and representations that we provided to tax counsel, it is the opinion of our tax counsel, Jones Day, that the distribution of the Rights in the Rights Offering should not constitute part of a "disproportionate distribution" pursuant to Section 305(b) of the Code. However, due to lack of authority, the actual application of the Code Section 305 rules to the Rights Offering (and any interest therein or obtained thereby) is uncertain. If our tax counsel's opinion is determined by the IRS or a court to be incorrect, whether on the basis that the issuance of the subscription rights is a "disproportionate distribution" or otherwise, the fair market value of the Rights would be taxable to you.
The remaining description assumes that holders of our Common Shares will not be subject to U.S. federal income tax on the receipt of Rights.
Tax Basis and Holding Period of the Rights
For U.S. federal income tax purposes, your tax basis and holding period with respect to the Rights you receive with respect to your holdings of our Common Shares will depend on the fair market value of the Rights you receive and the fair market value of your existing holdings of Common Shares on the date you receive the Rights as follows:

•
if, on the Rights Distribution Date, the fair market value of Rights which we distribute to you represents (1) less than 15% of the fair market value of your Common Shares with respect to which such Rights were distributed, your basis in those Rights generally will be zero, or (2) 15% or more of the fair market value of your Common Shares with respect to which such Rights were distributed, your basis in your Common Shares with respect to which such Rights were distributed will be allocated between those Common Shares and the Rights in proportion to their relative fair market values on the Rights Distribution Date; and

•	your holding period for the Rights that we distribute to you will include the holding period of your Common Shares with respect to which such Rights were distributed.
If, on the Rights Distribution Date, the fair market value of the Rights we distribute to you represents less than 15% of the fair market value of your Common Shares, you may make an election to allocate your basis in your Common Shares between such stock and the Rights in proportion to their relative fair market values on the Rights Distribution Date. This election may be made pursuant to Section 307 of the Code and the Treasury Regulations thereunder and will be irrevocable once made.
The fair market value of the Rights on the date of the distribution of the Rights is inherently uncertain. We have not obtained any fair market value appraisal, and we do not plan to commission any appraisal regarding the fair market value of the Rights. In ascertaining fair market value of the Rights, you should consider all relevant facts and circumstances.
Holders of Common Shares that have acquired different blocks of our Common Shares at different times or at different prices should consult their tax advisors regarding the allocation of their aggregate basis among, and their holding period of, Rights distributed pursuant to the Rights Distribution.
Expiration of Rights
If you receive Rights in the Rights Distribution from us and you allow such Rights to expire while you continue to hold the Common Shares with respect to which the Rights were distributed (i.e., you do not exercise such Rights), then you will not be permitted to recognize a taxable loss. If your basis in your Common Shares was allocated between that stock and the distributed Rights, then your basis in the expired Rights will be reallocated to that stock.
Exercise of Rights; Basis and Holding Period of Acquired Shares
You should not recognize gain or loss upon the exercise of the Rights. Your basis in the Common Shares you acquire through exercise of such Rights should equal the sum of (1) the Subscription Price you paid to acquire such Common Shares and (2) your basis, if any, in the Rights which you exercised. Your holding period in the acquired Common Shares should begin on the day you exercise the Rights. If you exercise the Rights received in this offering after disposing of the shares of our Common Shares with respect to which the Rights are received, you should consult your tax advisor regarding the potential application of the “wash sale” rules under Section 1091 of the Code.
Sale or Other Disposition of the Rights Shares
If you sell, transfer or dispose of the shares that you acquire in respect of the exercise of your Rights, the recognition of the gain or loss upon the sale, transfer or disposition of such shares should be a capital gain or loss, assuming the shares are held as capital assets at the time of sale. If you hold your shares for more than one year, the treatment of the gain or loss should be long-term.
Information Reporting and Backup Withholding
You may be subject to information reporting to the IRS and/or U.S. federal backup withholding with respect to dividend payments on, or the gross proceeds from the disposition of, our shares of Common Stock that you acquire through the exercise of Rights. Backup withholding should not apply if you furnish a correct taxpayer identification number (certified on the IRS Form W-9) or otherwise establish that you are exempt from backup withholding. Backup withholding is not an additional tax. Backup withholding may apply if you (1) fail to furnish your social security or other taxpayer identification number ("TIN"), (2) furnish an incorrect TIN, (3) fail to report interest or dividends properly, or (4) fail to provide a certified statement, signed under penalty of perjury, that the TIN provided is correct, that you are not subject to backup withholding, and that you are a U.S. person. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability. You may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS and furnishing the applicable information.

USE OF PROCEEDS FROM THE RIGHTS OFFERING
We expect to use a substantial portion of the net proceeds from the Rights Offering to repay in full all of the indebtedness outstanding and our other obligations under our second lien term loan. We intend to use the remaining proceeds for working capital purposes.
As of April 11, 2018, there was $195.9 million aggregate principal amount of borrowings outstanding under our second lien term loan bearing interest at 12.00% per year on the first draw amount of $175.9 million and 14.00% per year on the second draw amount of $20.0 million. In addition to repaying the principal amount outstanding under the second lien term loan, we expect that we will have to pay approximately $18.0 million in accrued and unpaid interest, premiums and other fees in connection with the satisfaction of all of our obligations under the second lien term loan.
We expect our expenses related to the Rights Offering to be approximately $2.8 million.

PLAN OF DISTRIBUTION
We are distributing our Rights directly to holders of our Common Shares, on a pro rata basis, pursuant to the Rights Distribution.
We will pay D.F. King & Co., Inc., the information agent, an estimated fee of approximately $10,000 and Computershare Trust Company, N.A., the subscription agent, an estimated fee of approximately $50,000 for their services in connection with the Rights Offering (which includes the subscription agent’s fees associated with the exercise). We will also pay B. Riley FBR, Inc. a fee of $1.8 million for acting as our financial advisor with respect to the Rights Offering. We have also agreed to reimburse the information agent, the subscription agent and our financial advisor their reasonable expenses in connection with the Rights Offering.
We estimate that our total expenses in connection with the Rights Offering, including registration, legal, printing and accounting fees, will be approximately $2.8 million.
We have not employed any brokers, dealers or underwriters in connection with the solicitation or exercise of Rights. Except as described in this section, we are not paying any other commissions, fees or discounts in connection with the Rights Offering. Some of our employees may solicit responses from you as a holder of Rights, but we will not pay our employees any commissions or compensation for such services other than their normal employment compensation.

LEGAL MATTERS
Jones Day will pass upon the validity of the securities being offered hereby.
EXPERTS
The consolidated and combined financial statements incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year-ended December 31, 2017, and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports (1) express an unqualified opinion on the financial statements and include an explanatory paragraph referring to the completion of the spin-off of the Company effective June 30, 2015 by The Babcock and Wilcox Company and an explanatory paragraph referring to the Company’s ability to continue as a going concern, and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting), which are incorporated herein by reference. Such consolidated and combined financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Prospectus

Babcock & Wilcox Enterprises, Inc.

$400,000,000
Common Stock
Preferred Stock
Depositary Shares
Warrants
Subscription Rights
Debt Securities
Purchase Contracts
Units

We may offer and sell from time to time our common stock, preferred stock, depositary shares, warrants, subscription rights, debt securities and purchase contracts, as well as units that include any of these securities. We may sell any combination of these securities in one or more offerings with an aggregate initial offering price of $400,000,000 or the equivalent amount in other currencies or currency units.
We will provide the specific terms of the securities to be offered in one or more supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in our securities. This prospectus may not be used to offer and sell our securities unless accompanied by a prospectus supplement describing the method and terms of the offering of those offered securities.
We may sell the securities directly or to or through underwriters or dealers, and also to other purchasers or through agents. The names of any underwriters or agents that are included in a sale of securities to you, and any applicable commissions or discounts, will be stated in an accompanying prospectus supplement.

Our common stock is listed on the New York Stock Exchange under the symbol “BW.” On March 2, 2018, the closing price of our common stock on the New York Stock Exchange was $5.53 per share. None of the other securities that we may offer under this prospectus are currently publicly traded.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 8, 2018.

Table of Contents

Page

About This Prospectus     1

Where You Can Find More Information	1

Information We Incorporate By Reference	1
The Company     3
Risk Factors     4

Disclosure Regarding Forward-Looking Statements	4
Use of Proceeds     6
Ratio of Earnings to Fixed Charges     6
Description of Capital Stock     7
Description of Depositary Shares     11
Description of Warrants     13
Description of Subscription Rights     15
Description of Debt Securities     16
Description of Purchase Contracts     23
Description of Units     23
Plan of Distribution     24
Legal Matters     26

Experts	26

ii

About This Prospectus
This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf process, we may from time to time sell any combination of the securities described in this prospectus in one or more offerings up to an aggregate initial offering price of $400,000,000 or the equivalent amount in other currencies or currency units.
This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. For a more complete understanding of the offering of the securities, you should refer to the registration statement, including its exhibits. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information under the heading “Where You Can Find More Information” and “Information We Incorporate By Reference.”
We have not authorized anyone to provide you with different information from the information contained or incorporated by reference in this prospectus and in any prospectus supplement or in any free writing prospectus that we may provide you. You should not assume that the information contained in this prospectus, any prospectus supplement, any document incorporated by reference or any free writing prospectus is accurate as of any date, other than the date mentioned on the cover page of these documents. We are not making offers to sell the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.
Unless we otherwise state or the context otherwise indicates, all references in this prospectus to “B&W,” “us,” “our,” or “we” mean Babcock & Wilcox Enterprises, Inc. and its subsidiaries, and all references to “BWXT” mean BWX Technologies, Inc. (formerly known as The Babcock & Wilcox Company) and its subsidiaries, other than, for all periods following the spin-off (as defined below), B&W.
Where You Can Find More Information
We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, or the Exchange Act. We file reports, proxy statements and other information with the SEC. Our SEC filings are available at the SEC’s website at http://www.sec.gov. You may read and copy any reports, statements and other information filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the Public Reference Room. You may also inspect our SEC reports and other information at our website at http://www.babcock.com. The information contained on or accessible through our website is not a part of this prospectus, other than the documents that we file with the SEC that are incorporated by reference into this prospectus.
Information We Incorporate By Reference
The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in or omitted from this prospectus or any accompanying prospectus supplement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
We incorporate by reference the documents listed below and any future documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (1) after the date of the initial filing of the registration statement of which this prospectus forms a part prior to the effectiveness of the registration statement and (2) after the date of this prospectus until the offering of the securities is terminated:

1

•	our Annual Report on Form 10-K for the year ended December 31, 2017;

•	our Current Reports on Form 8-K filed on January 3, 2018, February 1, 2018, February 6, 2018; March 5, 2018 and April 10, 2018; and

•
the description of our capital stock contained in our Information Statement, filed as Exhibit 99.1 to Amendment No. 4 to our Registration Statement on Form 10 (File No. 001-36876), filed on June 9, 2016, including any amendment or report filed for the purpose of updating such description.

We will not, however, incorporate by reference in this prospectus any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our current reports on Form 8-K unless, and except to the extent, specified in such current reports.
We will provide you with a copy of any of these filings (other than an exhibit to these filings, unless the exhibit is specifically incorporated by reference into the filing requested) at no cost, if you submit a request to us by writing or telephoning us at the following address and telephone number:
Babcock & Wilcox Enterprises, Inc.
The Harris Building
13024 Ballantyne Corporate Place, Suite 700
Charlotte, North Carolina 28277
(704) 625-4900
Attention: Investor Relations

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The Company
B&W is a leading technology-based provider of advanced fossil and renewable power generation and environmental equipment that includes a broad suite of boiler products, environmental systems, and services for power and industrial uses. We specialize in technology and engineering for power generation and various other industries, including the procurement, erection and specialty manufacturing of related equipment, and services, including:

•	high-pressure equipment for energy conversion, such as boilers fueled by coal, oil, bitumen, natural gas, and renewables including municipal solid waste and biomass fuels;

•
environmental control systems for both power generation and industrial applications to incinerate, filter, capture, recover and/or purify air, liquid and vapor-phase effluents from a variety of power generation and specialty manufacturing processes;

•
aftermarket support for the global installed base of operating plants with a wide variety of products and technical services including replacement parts, retrofit and upgrade capabilities, field engineering, construction, inspection, operations and maintenance, condition assessment and other technical support;

•	custom-engineered comprehensive dry and wet cooling solutions;

•	gas turbine inlet and exhaust systems, custom silencers, filters and custom enclosures; and

•	engineered-to-order services, products and systems for energy conversion worldwide and related auxiliary equipment, such as burners, pulverizers, soot blowers and ash and material handling systems.
Our overall activity depends significantly on the capital expenditures and operations and maintenance expenditures of global electric power generating companies, other steam-using industries and industrial facilities with environmental compliance and noise abatement needs. Several factors influence these expenditures, including:

•	prices for electricity, along with the cost of production and distribution including the cost of fuel within the United States or internationally;

•	demand for electricity and other end products of steam-generating facilities;

•	requirements for environmental and noise abatement improvements;

•	expectation of future requirements to further limit or reduce greenhouse gas and other emissions in the United States and internationally;

•	environmental policies which include waste-to-energy or biomass as options to meet legislative requirements and clean energy portfolio standards;

•	level of capacity utilization at operating power plants and other industrial uses of steam production;

•	requirements for maintenance and upkeep at operating power plants to combat the accumulated effects of usage;

•	overall strength of the industrial industry; and

•	ability of electric power generating companies and other steam users to raise capital.
Customer demand is heavily affected by the variations in our customers’ business cycles and by the overall economies and energy, environmental and noise abatement needs of the countries in which they operate.

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On June 8, 2015, the board of directors of The Babcock & Wilcox Company (now known as BWX Technologies, Inc.) (“BWC” or the “former Parent”) approved the spin-off of B&W through the distribution of shares of B&W common stock to holders of BWC common stock. The distribution of B&W common stock was made on June 30, 2015, and consisted of one share of B&W common stock for every two shares of BWC common stock to holders of BWC common stock as of 5:00 p.m. New York City time on the record date, June 18, 2015. Cash was paid in lieu of any fractional shares of B&W common stock. On June 30, 2015, B&W became a separate publicly traded company, and BWC did not retain any ownership interest in B&W. We filed our Form 10 describing the spin-off with the Securities and Exchange Commission, which was declared effective on June 16, 2015.
Corporate Information
We are incorporated under the laws of the State of Delaware. Our principal executive offices are located at The Harris Building, 13-24 Ballantyne Corporate Place, Suite 700, Charlotte, North Carolina 28277. Our telephone number is (704) 625-4900. Our website is http://www.babcock.com. The information contained on or accessible through our website is not part of this prospectus, other than the documents that we file with the SEC that are incorporated by reference into this prospectus.
Risk Factors
An investment in our securities involves risk. We urge you to carefully consider the risks and other information described under the caption “Risk Factors” included in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, which is incorporated herein by reference, and in other filings we make with the SEC. Any of the risks, as well as additional risks and uncertainties not currently known to us or that we currently deem immaterial, could materially and adversely affect our results of operations or financial condition.
Disclosure Regarding Forward-Looking Statements

This prospectus, including the documents incorporated by reference, contains, and any prospectus supplement may contain, “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date they are made and give our current expectations or forecasts of future events. These forward-looking statements can be identified by the use of forward-looking words, such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “plan,” “predict,” “project,” “seek,” “target,” “could,” “may,” “should” or “would” or other similar expressions that convey the uncertainty of future events or outcomes. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements contained in this prospectus.
These forward-looking statements address matters that involve risks and uncertainties and include statements that reflect the current views of our senior management with respect to our financial performance and future events with respect to our business and industry in general. There are or will be important factors that could cause our actual results to differ materially from those indicated in these statements. If one or more events related to these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may differ materially from what we anticipate. Differences between actual results and any future performance suggested in our forward-looking statements could result from a variety of factors, including the following: our ability to continue as a going concern; our ability to obtain and maintain sufficient financing to provide liquidity to meet our business objectives, surety bonds, letters of credit and similar financing; the highly competitive nature of our businesses; general economic and business conditions, including changes in interest rates and currency exchange rates; general developments in the industries in which we are involved; cancellations of and adjustments to backlog and the resulting impact from using backlog as an indicator of future earnings; our ability to perform contracts on time and on budget, in accordance with the schedules and terms established by the applicable contracts with customers; failure by third-party subcontractors, joint venture partners or suppliers to perform their obligations on time and as specified; our ability to realize anticipated savings and operational benefits from our restructuring plans, and other cost-savings initiatives; our ability to successfully integrate and realize the expected synergies from acquisitions; our ability to successfully address productivity and schedule issues in our Renewable segment;

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willingness of customers to waive liquidated damages or agree to bonus opportunities; our ability to successfully partner with third parties to win and execute renewable projects; changes in our effective tax rate and tax positions; our ability to maintain operational support for our information systems against service outages and data corruption, as well as protection against cyber-based network security breaches and theft of data; our ability to protect our intellectual property and renew licenses to use intellectual property of third parties; our use of the percentage-of-completion method of accounting; the risks associated with integrating businesses we acquire; our ability to successfully manage research and development projects and costs, including our efforts to successfully develop and commercialize new technologies and products; the operating risks normally incident to our lines of business, including professional liability, product liability, warranty and other claims against us; changes in, or our failure or inability to comply with, laws and government regulations; difficulties we may encounter in obtaining regulatory or other necessary permits or approvals; changes in, and liabilities relating to, existing or future environmental regulatory matters; our limited ability to influence and direct the operations of our joint ventures; potential violations of the Foreign Corrupt Practices Act; our ability to successfully compete with current and future competitors; the loss of key personnel and the continued availability of qualified personnel; our ability to negotiate and maintain good relationships with labor unions; changes in pension and medical expenses associated with our retirement benefit programs; social, political, competitive and economic situations in foreign countries where we do business or seek new business; the possibilities of war, other armed conflicts or terrorist attacks; our ability to successfully consummate strategic alternatives for our MEGTEC and Universal businesses if we determine to pursue them; and the other risks set forth under Part I, Item 1A "Risk Factors" in our most recent annual report on Form 10-K.
The risks described in our Annual Report and elsewhere are not the only risks facing our Company. Additional risks and uncertainties not currently known to us or that we currently deemed to be immaterial also may materially adversely affect our business, financial position and results of operations or cash flows.
The cautionary statements set forth above should be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue. We caution readers not to place undue reliance on the statements, which speak only as of the date of this prospectus. We do not undertake any obligation to review or confirm analysts’ expectations or estimates or to release publicly any revisions to any forward-looking statement to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.
We disclose important factors that could cause our actual results to differ materially from our expectations implied by our forward-looking statements under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the documents we incorporate by reference and elsewhere in this prospectus. These cautionary statements qualify all forward-looking statements attributed to us or persons acting on our behalf. When we indicate that an event, condition or circumstance could or would have an adverse effect on us, we mean to include effects upon our business, financial and other condition, results of operations, prospects and ability to service our debt.

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Use of Proceeds
Unless we inform you otherwise in the applicable prospectus supplement, we expect to use the net proceeds from the sale of securities for general corporate purposes. These purposes may include, but are not limited to:

•	reduction or refinancing of outstanding indebtedness or other corporate obligations;

•	additions to working capital;

•	capital expenditures; and

•	acquisitions.
Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of short-term indebtedness.
Ratio of Earnings to Fixed Charges
The following table sets forth our ratio of consolidated earnings to fixed charges for the periods presented:

	Year Ended December 31,
	2017	2016	2015	2014	2013
Ratio of earnings to fixed charges(1)	N/A	N/A	33.7	N/A	338.8
“N/A” in the table above refers to the deficiency in our earnings to fixed charges of $255.0 million, $113.0 million and $28.3 million in the years ended December 31, 2017, 2016 and 2014, respectively. See Exhibit 12.1 for additional details.

(1)	For purposes of calculating our ratio of earnings to fixed charges:

•
earnings consist of income from continuing operations before income taxes, (i) adjusted to remove equity income from joint ventures, net of dividends received, (ii) plus interest on indebtedness; (iii) plus amortization of deferred loan costs; (iv) plus the portion of rents representative of interest factor;

•	fixed charges consist of: (i) interest on indebtedness; (ii) amortization of deferred loan costs; and (iii) the portion of rents representative of interest factor; and

•	the ratio of earnings to fixed charges is determined by dividing earnings by fixed charges, as defined above.
Because we have no preferred stock issued (and have not had any issued during the fiscal years or periods shown above), a ratio of earnings to combined fixed charges and preferred dividends is not presented.

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Description of Capital Stock
Introduction
In the discussion that follows, we have summarized selected provisions of our certificate of incorporation and bylaws relating to our capital stock. This summary is not complete. This discussion is qualified in its entirety by reference to our certificate of incorporation and bylaws. You should read the provisions of our certificate of incorporation and bylaws as currently in effect for provisions that may be important to you. We have filed copies of those documents with the SEC, and they are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. See “Information We Incorporate By Reference.”
Authorized Capital Stock
Our authorized capital stock consists of:

•	200,000,000 shares of common stock; and

•	20,000,000 shares of preferred stock, issuable in series.
Each authorized share of common stock has a par value of $0.01. The authorized shares of preferred stock have a par value of $0.01 per share.
Common Stock
Each share of our common stock entitles its holder to one vote in the election of each director and on all other matters voted on generally by our stockholders, other than any matter that (1) solely relates to the terms of any outstanding series of preferred stock or the number of shares of that series and (2) does not affect the number of authorized shares of preferred stock or the powers, privileges and rights pertaining to the common stock. No share of our common stock affords any cumulative voting rights. This means that the holders of a majority of the voting power of the shares voting for the election of directors can elect all directors to be elected if they choose to do so. Our board of directors may grant holders of preferred stock, in the resolutions creating the series of preferred stock, the right to vote on the election of directors or any questions affecting our company.
Holders of our common stock are entitled to dividends in such amounts and at such times as our board of directors in its discretion may declare out of funds legally available for the payment of dividends. We currently intend to retain our entire available discretionary cash flow to finance the growth, development and expansion of our business and do not anticipate paying any cash dividends on the common stock in the foreseeable future. Any future dividends will be paid at the discretion of our board of directors after taking into account various factors, including:

•	general business conditions;

•	industry practice;

•	our financial condition and performance;

•	our future prospects;

•	our cash needs and capital investment plans;

•	our obligations to holders of any preferred stock we may issue;

•	income tax consequences; and

•	the restrictions Delaware and other applicable laws and our contractual arrangements then impose.

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If we liquidate or dissolve our business, the holders of our common stock will share ratably in all our assets that are available for distribution to our stockholders after our creditors are paid in full and the holders of all series of our outstanding preferred stock, if any, receive their liquidation preferences in full.
Our common stock has no preemptive rights and is not convertible or redeemable or entitled to the benefits of any sinking or repurchase fund. All of our outstanding shares of common stock are fully paid and non-assessable.
Our common stock is listed on the New York Stock Exchange under the symbol “BW.” The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.
Preferred Stock
At the direction of our board of directors, without any action by the holders of our common stock, we may issue one or more series of preferred stock from time to time. Our board of directors can determine the number of shares of each series of preferred stock, the designation, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions applicable to any of those rights, including dividend rights, voting rights, conversion or exchange rights, terms of redemption and liquidation preferences, of each series.
Undesignated preferred stock may enable our board of directors to render more difficult or to discourage an attempt to obtain control of our company by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of our management. The issuance of shares of preferred stock may adversely affect the rights of our common stockholders. For example, any preferred stock issued may rank senior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. As a result, the issuance of shares of preferred stock, or the issuance of rights to purchase shares of preferred stock, may discourage an unsolicited acquisition proposal or bids for our common stock or may otherwise adversely affect the market price of our common stock or any existing preferred stock.
Limitation on Directors’ Liability
Delaware law authorizes Delaware corporations to limit or eliminate the personal liability of their directors to them and their stockholders for monetary damages for breach of a director’s fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations Delaware law authorizes, directors of Delaware corporations are accountable to those corporations and their stockholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Delaware law enables Delaware corporations to limit available relief to equitable remedies such as injunction or rescission. Our certificate of incorporation limits the liability of our directors to us and our stockholders to the fullest extent Delaware law permits. Specifically, no director will be personally liable for monetary damages for any breach of the director’s fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the General Corporation Law of the State of Delaware; and

•	for any transaction from which the director derived an improper personal benefit.
This provision could have the effect of reducing the likelihood of derivative litigation against our directors and may discourage or deter our stockholders or management from bringing a lawsuit against our directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited us and our stockholders. Our bylaws provide indemnification to our officers and directors and other specified persons with respect to their conduct in various capacities.

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Statutory Business Combination Provision
As a Delaware corporation, we are subject to Section 203 of the General Corporation Law of the State of Delaware. In general, Section 203 prevents an “interested stockholder,” which is defined generally as a person owning 15% or more of a Delaware corporation’s outstanding voting stock or any affiliate or associate of that person, from engaging in a broad range of “business combinations” with the corporation for three years following the date that person became an interested stockholder unless:

•
before that person became an interested stockholder, the board of directors of the corporation approved the transaction in which that person became an interested stockholder or approved the business combination;

•
on completion of the transaction that resulted in that person’s becoming an interested stockholder, that person owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, other than stock held by (1) directors who are also officers of the corporation or (2) any employee stock plan that does not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
following the transaction in which that person became an interested stockholder, both the board of directors of the corporation and the holders of at least two-thirds of the outstanding voting stock of the corporation not owned by that person approve the business combination.

Under Section 203, the restrictions described above also do not apply to specific business combinations proposed by an interested stockholder following the announcement or notification of designated extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation’s directors, if a majority of the directors who were directors prior to any person’s becoming an interested stockholder during the previous three years, or were recommended for election or elected to succeed those directors by a majority of those directors, approve or do not oppose that extraordinary transaction.
Anti-Takeover Effects of Provisions of our Certificate of Incorporation and Bylaws
Some of the provisions of our certificate of incorporation and bylaws discussed below may have the effect, either alone or in combination with Section 203 of the General Corporation Law of the State of Delaware, of making more difficult or discouraging a tender offer, proxy contest, merger or other takeover attempt that our board of directors opposes but that a stockholder might consider to be in its best interest. These provisions could also have the effect of increasing the bargaining leverage of our board of directors, on behalf of our stockholders, in any future negotiations concerning a potential change of control of our company. Our board of directors has observed that certain tactics that bidders employ in making unsolicited bids for control of a corporation, including hostile tender offers and proxy contests, have become relatively common in modern takeover practice. Our board of directors considers those tactics to be disruptive and potentially contrary to the overall best interests of our stockholders. In particular, bidders may use these tactics in conjunction with an attempt to acquire a corporation at an unfairly low price. In some cases, a bidder will make an offer for less than all the outstanding capital stock of the target company, potentially leaving stockholders with the alternatives of partially liquidating their investment at a time that may be disadvantageous to them or retaining an investment in the target company under substantially different management with objectives that may not be the same as the new controlling stockholder. The concentration of control in our company that could result from such an offer could deprive our remaining stockholders of the benefits of listing on the New York Stock Exchange and public reporting under the Exchange Act.
While our board of directors does not intend to foreclose or discourage reasonable merger or acquisition proposals, it believes that value for our stockholders can be enhanced by encouraging would-be acquirers to forego hostile or coercive tender offers and negotiate terms that are fair to all stockholders with our board of directors. Our board of directors believes that the provisions described below will (1) discourage disruptive tactics and takeover attempts at unfair prices or on terms that do not provide all stockholders with the opportunity to sell their stock at a fair price and (2) encourage third parties who may seek to acquire control of our company to initiate such an

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acquisition through negotiations directly with our board of directors. Our board of directors also believes these provisions will help give it the time necessary to evaluate unsolicited offers, as well as appropriate alternatives, in a manner that assures fair treatment of our stockholders. Our board of directors recognizes that a takeover might in some circumstances be beneficial to some or all of our stockholders, but, nevertheless, believes that the benefits of seeking to protect its ability to negotiate with the proponent of an unfriendly or unsolicited proposal to take over or restructure our company outweigh the disadvantages of discouraging those proposals.
Our certificate of incorporation provides that our stockholders may act only at an annual or special meeting of stockholders and may not act by written consent. Our bylaws provide that only a majority of our board of directors or the chairman of our board of directors may call a special meeting of our board of directors or our stockholders.
Our certificate of incorporation provides for a classified board of directors. Our board of directors is divided into three classes, with the directors of each class as nearly equal in number as possible. At each annual meeting of our stockholders, the term of a different class of our directors expires. As a result, our stockholders elect approximately one-third of our board of directors each year. This system of electing and removing directors may discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the directors.
Our certificate of incorporation provides that the number of directors will be fixed exclusively by, and may be increased or decreased exclusively by, our board of directors from time to time, but will not be less than three. Our certificate of incorporation provides that directors may be removed only with cause or upon a board determination (as such terms are defined in our certificate of incorporation) and, in either case, by a vote of at least 80% of the voting power of our outstanding voting stock. A vacancy on our board of directors may be filled by a vote of a majority of the directors in office, and a director appointed to fill a vacancy serves for the remainder of the term of the class of directors in which the vacancy occurred. These provisions prevent our stockholders from removing incumbent directors without cause and filling the resulting vacancies with their own nominees.
Our bylaws contain advance notice and other procedural requirements that apply to stockholder nominations of persons for election to our board of directors at any annual or special meeting of stockholders and to stockholder proposals that stockholders take any other action at any annual meeting. In the case of any annual meeting, a stockholder proposing to nominate a person for election to our board of directors or proposing that any other action be taken is required to give our Corporate Secretary written notice of the proposal not less than 90 days and not more than 120 days before the anniversary of the date of the immediately preceding annual meeting of stockholders. These stockholder proposal deadlines are subject to exceptions if the pending annual meeting date is more than 30 days prior to or more than 30 days after the anniversary of the immediately preceding annual meeting. If the chairman of our board of directors or a majority of our board of directors calls a special meeting of stockholders for the election of directors, a stockholder proposing to nominate a person for that election must give our Corporate Secretary written notice of the proposal not earlier than 120 days prior to that special meeting and not later than the last to occur of (1) 90 days prior to that special meeting or (2) the 10th day following the day we publicly disclose the date of the special meeting. Our bylaws prescribe specific information that any such stockholder notice must contain. These advance notice provisions may have the effect of precluding a contest for the election of our directors or the consideration of stockholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of those nominees or proposals might be harmful or beneficial to us and our stockholders.
Our certificate of incorporation provides that our stockholders may adopt, amend and repeal our bylaws at any regular or special meeting of stockholders by a vote of at least 80% of the voting power of our outstanding voting stock, provided the notice of intention to adopt, amend or repeal the bylaws has been included in the notice of that meeting. Our certificate of incorporation also confers on our board of directors the power to adopt, amend or repeal our bylaws with the affirmative vote of a majority of the directors then in office.
As discussed above under “—Preferred Stock,” our certificate of incorporation authorizes our board of directors, without the approval of our stockholders, to provide for the issuance of all or any shares of our preferred

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stock in one or more series and to determine the designation, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions applicable to any of those rights, including dividend rights, voting rights, conversion or exchange rights, terms of redemption and liquidation preferences, of each series. The issuance of shares of our preferred stock or rights to purchase shares of our preferred stock could discourage an unsolicited acquisition proposal. In addition, under some circumstances, the issuance of preferred stock could adversely affect the voting power of our common stockholders.

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Description of Depositary Shares
We may offer depositary shares representing fractional shares of our preferred stock of any series. The following description sets forth certain general terms and provisions of the depositary shares that we may offer pursuant to this prospectus. The particular terms of the depositary shares, including the fraction of a preferred share that such depositary share will represent, and the extent, if any, to which the general terms and provisions may apply to the depositary shares so offered, will be described in the applicable prospectus supplement.
The shares of preferred stock represented by depositary shares will be deposited under a depositary agreement between us and a bank or trust company that meets certain requirements and is selected by us, which we refer to as the bank depositary. Each owner of a depositary share will be entitled to all the rights and preferences of the shares of preferred stock represented by the depositary share. The depositary shares will be evidenced by depositary receipts issued pursuant to the depositary agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the offering. The deposit agreement will also contain provisions relating to the manner in which any subscription or similar rights we offer to holders of the preferred stock will be made available to the holders of depositary shares.
The following description is a general summary of some common provisions of a depositary agreement and the related depositary receipts. The description below and in any prospectus supplement does not include all of the terms of the depositary agreement and the related depositary receipts. Copies of the form of depositary agreement and the depositary receipts relating to any particular issue of depositary shares will be filed with the SEC each time we issue depositary shares, and you should read those documents for provisions that may be important to you. For more information on how you can obtain copies of the forms of the depositary agreement and the related depositary receipts, see “Where You Can Find More Information.”
Dividends and Other Distributions
If we pay a cash distribution or dividend on a series of preferred stock represented by depositary shares, the bank depositary will distribute these dividends to the record holders of these depositary shares. If the distributions are in property other than cash, the bank depositary will distribute the property to the record holders of the depositary shares. However, if the bank depositary determines that it is not feasible to make the distribution of property, the bank depositary may, with our approval, sell this property and distribute the net proceeds from this sale to the record holders of the depositary shares.
Redemption of Depositary Shares
If we redeem a series of preferred stock represented by depositary shares, the bank depositary will redeem the depositary shares from the proceeds received by the bank depositary in connection with the redemption. The redemption price per depositary share will equal the applicable fraction of the redemption price per share of the preferred stock. If fewer than all the depositary shares are redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as the bank depositary may determine.
Voting the Preferred Stock
Upon receipt of notice of any meeting at which the holders of the preferred stock represented by depositary shares are entitled to vote, the bank depositary will mail the notice to the record holders of the depositary shares relating to the preferred stock. Each record holder of these depositary shares on the record date (which will be the same date as the record date for the preferred stock) may instruct the bank depositary as to how to vote the preferred stock represented by this holder’s depositary shares. The bank depositary will endeavor, insofar as practicable, to vote the amount of the preferred stock represented by such depositary shares in accordance with these instructions, and we will take all action which the bank depositary deems necessary in order to enable the bank depositary to do so. The bank depositary will abstain from voting shares of the preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing this preferred stock.

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Amendment and Termination of the Depositary Agreement
The form of depositary receipt evidencing the depositary shares and any provision of the depositary agreement may be amended by agreement between the bank depositary and us. However, any amendment that materially and adversely alters the rights of the holders of depositary shares will not be effective unless this amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The depositary agreement may be terminated by the bank depositary or us only if:

•	all outstanding depositary shares have been redeemed; or

•
there has been a final distribution in respect of the preferred stock in connection with any liquidation, dissolution or winding up of the Company and this distribution has been distributed to the holders of depositary receipts.

Charges of Bank Depositary
We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the bank depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and any other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the depositary agreement to be for their accounts.
Withdrawal of Preferred Stock
Except as may be provided otherwise in the applicable prospectus supplement, upon surrender of depositary receipts at the principal office of the bank depositary, subject to the terms of the depositary agreement, the owner of the depositary shares may demand delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by those depositary shares. Fractional shares of preferred stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the bank depositary will deliver to this holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Holders of preferred stock thus withdrawn may not thereafter deposit those shares under the depositary agreement or receive depositary receipts evidencing depositary shares therefor.
Miscellaneous
The bank depositary will forward to holders of depositary receipts all reports and communications from us that are delivered to the bank depositary and that we are required to furnish to the holders of preferred stock.
Neither the bank depositary nor we will be liable if we are prevented or delayed by law or any circumstance beyond our control in performing our obligations under the depositary agreement. The obligations of the bank depositary and us under the depositary agreement will be limited to performance in good faith of our duties thereunder, and we will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or shares of preferred stock unless satisfactory indemnity is furnished. We may rely upon written advice of counsel or accountants, or upon information provided by persons presenting shares of preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.
Resignation and Removal of Bank Depositary
The bank depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the bank depositary. Any such resignation or removal will take effect upon the appointment of a successor bank depositary and the successor’s acceptance of this appointment. The successor bank depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company meeting the requirements of the depositary agreement.

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Description of Warrants
We may issue warrants for the purchase of common stock, preferred stock, depositary shares or debt securities. The following description sets forth certain general terms and provisions of the warrants that we may offer pursuant to this prospectus. The particular terms of the warrants and the extent, if any, to which the general terms and provisions may apply to the warrants so offered will be described in the applicable prospectus supplement.
Warrants may be issued independently or together with other securities and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.
A copy of the forms of the warrant agreement and the warrant certificate relating to any particular issue of warrants will be filed with the SEC each time we issue warrants, and you should read those documents for provisions that may be important to you. For more information on how you can obtain copies of the forms of the warrant agreement and the related warrant certificate, see “Where You Can Find More Information.”
Debt Warrants
The prospectus supplement relating to a particular issue of warrants to issue debt securities will describe the terms of those warrants, including the following:

•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of the warrants;

•	the designation and terms of the debt securities purchasable upon exercise of the warrants;

•	if applicable, the designation and terms of the debt securities that the warrants are issued with and the number of warrants issued with each debt security;

•	if applicable, the date from and after which the warrants and any debt securities issued with them will be separately transferable;

•	the principal amount of debt securities that may be purchased upon exercise of a warrant and the price at which the debt securities may be purchased upon exercise;

•	the dates on which the right to exercise the warrants will commence and expire;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	whether the warrants represented by the warrant certificates or debt securities that may be issued upon exercise of the warrants will be issued in registered or bearer form;

•	information relating to book-entry procedures, if any;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material U.S. federal income tax considerations;

•	anti-dilution provisions of the warrants, if any;

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•	redemption or call provisions, if any, applicable to the warrants;

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants; and

•	any other information we think is important about the warrants.
Stock Warrants
The prospectus supplement relating to a particular issue of warrants to issue common stock, preferred stock or depositary shares will describe the terms of the common stock warrants and preferred stock warrants, including the following:

•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of the warrants;

•	the designation and terms of the common stock, preferred stock or depositary shares that may be purchased upon exercise of the warrants;

•	if applicable, the designation and terms of the securities that the warrants are issued with and the number of warrants issued with each security;

•	if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

•	the number of shares of common stock or preferred stock or depositary shares that may be purchased upon exercise of a warrant and the price at which the shares may be purchased upon exercise;

•	the dates on which the right to exercise the warrants commence and expire;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material U.S. federal income tax considerations;

•	anti-dilution provisions of the warrants, if any;

•	redemption or call provisions, if any, applicable to the warrants;

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants; and

•	any other information we think is important about the warrants.
Exercise of Warrants
Each warrant will entitle the holder of the warrant to purchase at the exercise price set forth in the applicable prospectus supplement the number of shares of common stock, preferred stock or depositary shares or the principal amount of debt securities being offered. Holders may exercise warrants at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants are void. Holders may exercise warrants as set forth in the prospectus supplement relating to the warrants being offered.

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Until a holder exercises the warrants to purchase our common stock, preferred stock, depositary shares or debt securities, the holder will not have any rights as a holder of our common stock, preferred stock, depositary shares or debt securities, as the case may be, by virtue of ownership of warrants.

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Description of Subscription Rights
We may issue to our shareholders subscription rights to purchase our common stock, preferred stock, depositary shares or debt securities. The following description sets forth certain general terms and provisions of the subscription rights that we may offer pursuant to this prospectus. The particular terms of the subscription rights and the extent, if any, to which the general terms and provisions may apply to the subscription rights so offered will be described in the applicable prospectus supplement.
Subscription rights may be issued independently or together with any other security offered by this prospectus and may or may not be transferable by the shareholder receiving the rights in the rights offering. In connection with any rights offering, we may enter into a standby underwriting agreement with one or more underwriters pursuant to which the underwriter will purchase any securities that remain unsubscribed for upon completion of the rights offering, or offer these securities to other parties who are not our shareholders. A copy of the form of subscription rights certificate will be filed with the SEC each time we issue subscription rights, and you should read that document for provisions that may be important to you. For more information on how you can obtain a copy of any subscription rights certificate, see “Where You Can Find More Information.”
The applicable prospectus supplement relating to any subscription rights will describe the terms of the offered subscription rights, including, where applicable, the following:

•	the exercise price for the subscription rights;

•	the number of subscription rights issued to each shareholder;

•	the extent to which the subscription rights are transferable;

•	any other terms of the subscription rights, including terms, procedures and limitations relating to the exchange and exercise of the subscription rights;

•	the date on which the right to exercise the subscription rights will commence and the date on which the right will expire;

•	the extent to which the subscription rights include an over-subscription privilege with respect to unsubscribed securities; and

•	the material terms of any standby underwriting arrangement entered into by us in connection with the subscription rights offering.

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Description of Debt Securities
The following description sets forth certain general terms and provisions of the debt securities that we may issue, which may be issued as convertible or exchangeable debt securities. We will set forth the particular terms of the debt securities we offer in a prospectus supplement and the extent, if any, to which the following general terms and provisions will apply to particular debt securities.
The debt securities will be issued under an indenture to be entered into between us and Wells Fargo Bank, National Association, as trustee. The indenture, and any supplemental indentures thereto, will be subject to, and governed by, the Trust Indenture Act of 1939, as amended. The following description of general terms and provisions relating to the debt securities and the indenture under which the debt securities will be issued is a summary only and therefore is not complete and is subject to, and qualified in its entirety by reference to, the terms and provisions of the indenture. The form of the indenture has been filed with the SEC as an exhibit to the registration statement, of which this prospectus forms a part, and you should read the indenture for provisions that may be important to you. For more information on how you can obtain a copy of the form of the indenture, see “Where You Can Find More Information.”
Capitalized terms used in this section and not defined herein have the meanings specified in the indenture. When we refer to “B&W,” “us,” “our,” or “we” in this section, we mean Babcock & Wilcox Enterprises, Inc. excluding, unless the context otherwise requires or as otherwise expressly stated, its subsidiaries.
General
Unless otherwise specified in a prospectus supplement, the debt securities will be our direct, unsecured obligations and will rank equally with all of our existing and future senior unsecured indebtedness senior in right of payment to all of our subordinated indebtedness.
The indenture does not limit the aggregate principal amount of debt securities that may be issued under it and provides that debt securities may be issued under it from time to time in one or more series. We may specify a maximum aggregate principal amount for the debt securities of any series.
Unless otherwise specified in the applicable prospectus supplement, the indenture does not afford the holders of the debt securities the right to require us to repurchase or redeem the debt securities in the event of a highly-leveraged transaction.
We are not obligated to issue all debt securities of one series at the same time and, unless otherwise provided in the applicable prospectus supplement, we may reopen a series, without the consent of the holders of the outstanding debt securities of that series, for the issuance of additional debt securities of that series. Additional debt securities of a particular series will have the same terms and conditions as outstanding debt securities of such series, except for the issue date and, in some cases, the public offering price and the first interest payment date, and will be consolidated with, and form a single series with, such outstanding debt securities; provided, however, that if such additional debt securities are not fungible with the outstanding debt securities of such series for U.S. federal income tax purposes, the additional debt securities will have a separate CUSIP number.
We will set forth in a prospectus supplement relating to any debt securities being offered, the aggregate principal amount and the following terms of the debt securities, if applicable:

•	the title of debt securities;

•	the price or prices (expressed as a percentage of the principal amount) at which the debt securities will be issued;

•	any limit on the aggregate principal amount of the series of debt securities;

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•	whether the debt securities will be senior debt securities or subordinated debt securities, and if they are subordinated debt securities, the terms of the subordination;

•	the date or dates on which the principal on the series of debt securities is payable;

•
the rate or rates (which may be fixed or variable) per annum or the method used to determine such rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the series of debt securities will bear interest, if any, the date or dates from which such interest, if any, will accrue, the date or dates on which such interest, if any, will commence and be payable and any regular record date for the interest payable on any interest payment date;

•	the right, if any to extend the interest periods and the duration of that extension;

•	the place or places where the principal of, and premium and interest, if any, on, the debt securities will be payable;

•	the terms and conditions upon which the debt securities may be redeemed;

•	any obligation we may have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of the debt securities;

•
the dates on which and the price or prices at which we will repurchase the debt securities at the option of the holders of the debt securities and other detailed terms and provisions of such repurchase obligations;

•	the denominations in which the debt securities will be issued, if other than denominations of $2,000 and integral multiples of $1,000 in excess thereof;

•	whether the debt securities will be issued in the form of certificated debt securities or global debt securities;

•	the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

•	the designation of the currency, currencies or currency units in which payment of principal of, premium and interest, if any, on the debt securities will be made if other than U.S. dollars;

•	any provisions relating to any security provided for the debt securities;

•
any addition to or change in the events of default described in this prospectus or in the indenture and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

•	any addition to or change in the covenants described in this prospectus or in the indenture with respect to the debt securities;

•	any other terms of the debt securities (which may supplement, modify or delete any provision of the indenture as it applies to such debt securities);

•	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the series of debt securities, if other than appointed in the indenture; and

•	any provisions relating to conversion of the debt securities.
The foregoing is not intended to be an exclusive list of the terms that may be applicable to any offered debt securities.

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In addition, the indenture does not limit our ability to issue convertible, exchangeable or subordinated debt securities. Any conversion, exchange or subordination provisions of debt securities will be described in the relevant prospectus supplement. Such terms may include provisions for conversion or exchange, either mandatory, at the option of the holder or at our option, in which case the number of shares of common stock or other securities to be received by the holders of debt securities would be calculated as of a time and in the manner stated in the prospectus supplement.
We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the U.S. federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.
If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.
Exchange and Transfer
Debt securities may be transferred or exchanged at the office of the registrar or co-registrar designated by us.
We will not impose a service charge for any transfer or exchange, but we may require holders to pay any tax or other governmental charges associated with any transfer or exchange.
In the event of any redemption of debt securities of any series, we will not be required to:

•
issue, register the transfer of, or exchange, any debt security of that series during a period beginning at the opening of 15 business days before the day of sending of a notice of redemption and ending at the close of business on the day such notice is sent; or

•
register the transfer of or, exchange any, debt security of that series selected, called or being called for redemption, in whole or in part, except the unredeemed portion of any series being redeemed in part.

We may initially appoint the trustee as the registrar. Any transfer agent, in addition to the registrar initially designated by us, will be named in the prospectus supplement. We may designate additional transfer agents or change transfer agents or change the office of the transfer agent. However, we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.
Global Securities
The debt securities of any series may be represented, in whole or in part, by one or more global securities. Each global security will:

•	be registered in the name of a depositary that we will identify in a prospectus supplement;

•	be deposited with the trustee as custodian for the depositary or its nominee; and

•	bear any required legends.
No global security may be exchanged in whole or in part for debt securities registered in the name of any person other than the depositary or any nominee unless:

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•
the depositary has notified us that it is unwilling or unable to continue as depositary or has ceased to be qualified to act as depositary, and in either case we fail to appoint a successor depositary registered as a clearing agency under the Exchange Act within 90 days of such event;

•	we execute and deliver to the trustee an officer’s certificate to the effect that such global securities shall be so exchangeable; or

•	an event of default with respect to the debt securities represented by such global securities shall have occurred and be continuing.
As long as the depositary, or its nominee, is the registered owner of a global security, the depositary or nominee will be considered the sole owner and holder of the debt securities represented by the global security for all purposes under the indenture. Except in the above limited circumstances, owners of beneficial interests in a global security:

•	will not be entitled to have the debt securities registered in their names;

•	will not be entitled to physical delivery of certificated debt securities; and

•	will not be considered to be holders of those debt securities under the indenture.
Payments on a global security will be made to the depositary or its nominee as the holder of the global security. Some jurisdictions have laws that require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.
Institutions that have accounts with the depositary or its nominee are referred to as “participants.” Ownership of beneficial interests in a global security will be limited to participants and to persons that may hold beneficial interests through participants. The depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants. Each person owning a beneficial interest in a global security must rely on the procedures of the depositary (and, if such person is not a participant, on procedures of the participant through which such person owns its interest) to exercise any rights of a holder under the indenture.
Ownership of beneficial interests in a global security will be shown on and effected through records maintained by the depositary, with respect to participants’ interests, or by any participant, with respect to interests of persons held by participants on their behalf. Payments, transfers and exchanges relating to beneficial interests in a global security will be subject to policies and procedures of the depositary. The depositary policies and procedures may change from time to time. Neither we nor the trustee will have any responsibility or liability for the depositary’s acts or omissions or any participant’s records with respect to beneficial interests in a global security.
Payment and Paying Agent
The provisions of this subsection will apply to the debt securities unless otherwise indicated in the prospectus supplement. Payment of interest on a debt security on any interest payment date will be made to the person in whose name the debt security is registered at the close of business on the regular record date. Payment on debt securities of a particular series will be payable at the office of a paying agent or paying agents designated by us. However, at our option, we may pay interest by mailing a check to the record holder.
We may also name any other paying agents in the prospectus supplement. We may designate additional paying agents, change paying agents or change the office of any paying agent. However, we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.
Subject to any applicable abandoned property law, all moneys paid by us to a paying agent for payment on any debt security that remain unclaimed at the end of two years after such payment was due will be repaid to us. Thereafter, the holder may look only to us for such payment.

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Consolidation, Merger and Sale of Assets
Except as otherwise set forth in the applicable prospectus supplement, we may not merge or consolidate with or into any other person, in a transaction in which we are not the surviving corporation, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of the properties and assets of us and our subsidiaries, taken as a whole, to any person, unless:

•	the successor or transferee is a U.S. corporation, limited liability company, partnership, trust or other entity;

•	the successor or transferee assumes our obligations on the debt securities and under the indenture pursuant to a supplemental indenture in form reasonably satisfactory to the trustee;

•
immediately after giving effect to the transaction and treating our obligations in connection with or as a result of such transaction as having been incurred as of the time of such transaction, no default or event of default under the indenture shall have occurred and be continuing; and

•	an officer’s certificate and an opinion of counsel have been delivered to the trustee in connection with the foregoing.
In the event of the above transaction, if there is a successor or transferee, then the successor or transferee will expressly assume all of our obligations under the indenture and automatically be substituted for us in the indenture and as issuer of the debt securities and may exercise every right and power of ours under the indenture with the same effect as if such successor or transferee had been named in our place in the indenture; provided, however, that the predecessor company will not be relieved of the obligation to pay principal and interest on the debt securities except in the case of a sale of all of the assets of us and our subsidiaries.
Events of Default
Event of default means, with respect to any series of debt securities, any of the following:

•	default in the payment of any interest on any debt security of that series when it becomes due and payable, and continuance of that default for a period of 30 days;

•	default in the payment of principal of, or premium on, any debt security of that series when due and payable;

•	failure on our part to comply with the covenant described under “—Consolidation, Merger and Sale of Assets”;

•
default in the performance or breach of any other covenant or warranty by us in the indenture or any supplemental indenture with respect to such series (other than a covenant or warranty that has been included in the indenture or supplemental indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 60 days after (1) we receive written notice from the trustee or (2) we and the trustee receive written notice from the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of that series as provided in the indenture;

•	certain events of bankruptcy, insolvency or reorganization of our company or our significant subsidiaries; and

•	any other event of default provided with respect to debt securities of that series that is described in the applicable prospectus supplement.
We will promptly deliver to the trustee written notice of any event which with the giving of notice and the lapse of time would become a covenant event of default, or any other event of default provided with respect to debt

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securities of that series that is described in the applicable prospectus supplement, along with a description of the status and what action we are taking or propose to take with respect to such event of default.
No event of default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an event of default with respect to any other series of debt securities. The occurrence of an event of default may constitute an event of default under our bank credit agreements in existence from time to time. In addition, the occurrence of certain events of default or an acceleration under the indenture may constitute an event of default under certain of our other indebtedness outstanding from time to time.
If an event of default (other than an event of default resulting from certain events of bankruptcy, insolvency or reorganization of our company) with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) of, and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization of our company, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if the rescission and annulment would not conflict with any judgment or decree already rendered and if all events of default with respect to that series, other than the non-payment of principal and interest, if any, with respect to debt securities of that series that has become due and payable solely because of the acceleration, have been cured or waived and all sums paid or advanced by the trustee and the reasonable compensation expenses and disbursements of the trustee and its agents and counsel have been paid as provided in the indenture.
The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of outstanding debt securities, unless the trustee receives security or indemnity satisfactory to it against any loss, liability or expense. Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.
No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

•	that holder has previously given to the trustee written notice of a continuing event of default with respect to debt securities of that series; and

•
the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and offered security or indemnity satisfactory to the trustee, to institute the proceeding as trustee, and the trustee has not received from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days.

Notwithstanding the foregoing, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, and premium and any interest on, that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of such payment.
The indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any default or event of default (except in payment on any debt securities of

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that series) with respect to debt securities of that series if it in good faith determines that withholding notice is in the interest of the holders of those debt securities.
Modification and Waiver
We may amend or modify the indenture without the consent of any holder of debt securities of the series affected by the modifications or amendments in order to:

•	cure any ambiguity, defect or inconsistency;

•
conform the text of the indenture, including any supplemental indenture, or the debt securities to any corresponding provision of this “Description of Debt Securities” or description of the debt securities found in the prospectus supplement as evidenced by an officer’s certificate;

•	provide for the issuance of additional debt securities;

•
provide for the assumption of our obligations in the case of a merger or consolidation and our discharge upon such assumption provided that the provision under “Consolidation, Merger and Sale of Assets” of the indenture is complied with;

•	add covenants or make any change that would provide any additional rights or benefits to the holders of the debt securities;

•	add guarantees with respect to the debt securities;

•	provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•	secure the debt securities;

•	add or appoint a successor or separate trustee;

•	make any change that does not adversely affect the rights of any holder of debt securities in any material respect, as evidenced by an officer’s certificate; or

•	obtain or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended.
Other amendments and modifications of the indenture or the debt securities issued may be made with the consent of the holders of at least a majority of the aggregate principal amount of the outstanding debt securities of the affected series, and our compliance with any provision of the indenture with respect to the debt securities may be waived by written notice to the trustee by the holders of a majority of the aggregate principal amount of the outstanding debt securities of the affected series. However, no modification or amendment may, without the consent of the holder of each outstanding debt security of the affected series:

•	reduce the principal amount, any premium or change the stated maturity of any debt security or alter or waive any of the provisions with respect to the redemption or repurchase of the debt securities;

•	change the place of payment or currency in which principal, any premium or interest is paid;

•	impair the right to institute suit for the enforcement of any payment on the debt securities;

•	waive a payment default with respect to the debt securities;

•	reduce the interest rate or extend the time for payment of interest on the debt securities;

•	make any change to the amendment and modification provisions in the indenture; or

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•
reduce the percentage in principal amount outstanding of debt securities, the consent of the holders of which is required for any of the foregoing modifications or otherwise necessary to modify, supplement or amend the indenture or to waive any past default.

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of an affected series may, on behalf of the holders of all debt securities of such series, waive our compliance with provisions of the indenture. Prior to the acceleration of the maturity of the debt securities of any series pursuant to the terms of the indenture, the holders of a majority in aggregate principal amount of the outstanding debt securities of such series may, on behalf of the holders of all the debt securities of such series, waive any past default under the indenture with respect to such debt securities and its consequences, except (i) a default with respect to such series in the payment of the principal of, or premium or any interest on, the debt securities of such series or (ii) a default or event of default in respect of a covenant or provision that cannot be modified or amended without the consent of all of the holders of the outstanding debt securities of the affected series.
Defeasance of Debt Securities and Certain Covenants in Certain Circumstances
Legal Defeasance. The indenture provides that, in certain circumstances, we may be discharged from any and all obligations in respect of the debt securities of any series (except for certain obligations to register the transfer or exchange of debt securities, to replace stolen, lost or mutilated debt securities, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents). We will be so discharged upon the deposit with the trustee, in trust, of money and/or U.S. government obligations in such amounts as will be sufficient, without consideration of any reinvestment of interest, in the written opinion of a nationally recognized firm of independent public accountants, a nationally recognized investment bank or a nationally recognized appraisal firm to pay and discharge each installment of principal, premium and interest in accordance with the terms of the indenture and the debt securities of that series.
This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the beneficial owners of the debt securities of the applicable series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred.
Defeasance of Certain Covenants. The indenture provides that, upon compliance with certain conditions, we may be released from our obligation to comply with certain covenants set forth in the indenture and any supplemental indenture, and any failure to comply with those covenants will not constitute a default or an event of default with respect to the debt securities of the applicable series, or covenant defeasance. If we exercise our covenant defeasance option with respect to a series of debt securities, payment of such debt securities may not be accelerated because of an event of default related to certain events of bankruptcy, insolvency or reorganization of our significant subsidiaries.
The conditions include:

•
depositing with the trustee money and/or U.S. government obligations in such amounts as will be sufficient, without consideration of any reinvestment of interest, in the written opinion of a nationally recognized firm of independent public accountants, a nationally recognized investment bank or a nationally recognized appraisal firm to pay and discharge each installment of principal of, premium and interest in accordance with the terms of the indenture and the debt securities of the applicable series; and

•
delivering to the trustee an opinion of counsel to the effect that the beneficial owners of the debt securities of the applicable series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to U.S. federal

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income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.
Governing Law
The indenture and the debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York.

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Description of Purchase Contracts
We may issue purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of common shares or other securities at a future date or dates. The price per security of the securities and the number of securities may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula set forth in the purchase contracts. The purchase contracts also may require us to make periodic payments to the holders of the purchase contracts, or vice versa, and those payments may be unsecured or refunded on some basis. The purchase contracts may require holders to secure their obligations thereunder in a specified manner and may provide for the prepayment of all or part of the consideration payable by holders in connection with the purchase of the underlying security or other property pursuant to the purchase contracts.
The securities related to the purchase contracts may be pledged to a collateral agent for our benefit pursuant to a pledge agreement to secure the obligations of holders of purchase contracts to purchase the underlying security or property under the related purchase contracts. The rights of holders of purchase contracts to the related pledged securities will be subject to our security interest therein created by the pledge agreement. No holder of purchase contracts will be permitted to withdraw the pledged securities related to such purchase contracts from the pledge arrangement.
The prospectus supplement relating to any particular issuance of purchase contracts will describe the terms of the purchase contracts. The description in the prospectus supplement will not necessarily be complete, and reference will be made to the purchase contracts, and, if applicable, collateral or depositary arrangements, relating to the purchase contracts, which will be filed with the SEC each time we issue purchase contracts. U.S. federal income tax considerations applicable to the purchase contracts will also be discussed in the prospectus supplement.
Description of Units
We may issue units comprising one or more securities described in this prospectus in any combination. The following description sets forth certain general terms and provisions of the units that we may offer pursuant to this prospectus. The particular terms of the units and the extent, if any, to which the general terms and provisions may apply to the units so offered will be described in the applicable prospectus supplement.
Each unit will be issued so that the holder of the unit also is the holder of each security included in the unit. Thus, the unit will have the rights and obligations of a holder of each included security. Units will be issued pursuant to the terms of a unit agreement, which may provide that the securities included in the unit may not be held or transferred separately at any time or at any time before a specified date. A copy of the forms of the unit agreement and the unit certificate relating to any particular issue of units will be filed with the SEC each time we issue units, and you should read those documents for provisions that may be important to you. For more information on how you can obtain copies of the forms of the unit agreement and the related unit certificate, see “Where You Can Find More Information.”
The prospectus supplement relating to any particular issuance of units will describe the terms of those units, including, to the extent applicable, the following:

•	the designation and terms of the units and the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provision for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•	whether the units will be issued in fully registered or global form.

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Plan of Distribution
We may sell the offered securities in and outside the United States:

•	through underwriters or dealers;

•	directly to purchasers;

•	in a rights offering;

•	in “at the market” offerings, within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market on an exchange or otherwise;

•	through agents;

•	block trades in which dealers will attempt to sell as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a dealer as principal and resales by the dealer for its account;

•	any other method permitted pursuant to applicable law; or

•	through a combination of any of these methods.
The prospectus supplement will include the following information:

•	the terms of the offering;

•	the names of any underwriters or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price or initial public offering price of the securities;

•	the net proceeds from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any commissions paid to agents.
Sale through Underwriters or Dealers
If underwriters are used in the sale, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

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If we offer securities in a subscription rights offering to our existing security holders, we may enter into a standby underwriting agreement with dealers, acting as standby underwriters. We may pay the standby underwriters a commitment fee for the securities they commit to purchase on a standby basis. If we do not enter into a standby underwriting agreement, we may retain a dealer-manager to manage a subscription rights offering for us.
During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.
Some or all of the securities that we offer though this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we sell our securities for public offering and sale may make a market in those securities, but they will not be obligated to do so and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities that we offer.
If dealers are used in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.
Direct Sales and Sales through Agents
We may sell the securities directly. In this case, no underwriters or agents would be involved. We may also sell the securities through agents designated from time to time at fixed prices or at varying prices determined at the time of sale. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.
We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will describe the terms of any sales of these securities in the prospectus supplement.
Remarketing Arrangements
Offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement.
Delayed Delivery Contracts
If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

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General Information
We may have agreements with the agents, dealers, underwriters and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the agents, dealers, underwriters or remarketing firms may be required to make. Agents, dealers, underwriters and remarketing firms may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

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Legal Matters
Jones Day will pass upon the validity of the securities being offered hereby.
Experts
The consolidated and combined financial statements incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year-ended December 31, 2017, and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports (1) express an unqualified opinion on the financial statements and include an explanatory paragraph referring to the completion of the spin-off of the Company effective June 30, 2015 by The Babcock and Wilcox Company and an explanatory paragraph referring to the Company’s ability to continue as a going concern, and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting), which are incorporated herein by reference. Such consolidated and combined financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing..

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